UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a party other than the Registrant ☐

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FIRST POTOMAC REALTY TRUST
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than Registrant)

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7600 Wisconsin Avenue, 11th Floor
Bethesda, Maryland 20814

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 22, 2007

To our shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of First Potomac Realty Trust (the “Company,” “we” or “us”) on Tuesday, May 22, 2007 at 11:00 a.m., local time, at the Company’s offices at 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814, to consider and take action on the following:

1.	To elect eight members to the Board of Trustees for a term of one year each;

2.	To approve an amendment to increase the percentage of stock awards that may be issued under the Company’s 2003 Equity Compensation Plan; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only shareholders of record as of the close of business on March 12, 2007 are entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. You may vote by mail by completing and returning the enclosed proxy in the envelope provided. Please see the attached proxy statement for more details on how you can vote.

The Board of Trustees appreciates and encourages your participation in the Company’s Annual Meeting. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Accordingly, please return the enclosed proxy card to vote your shares by mail. If you attend the Annual Meeting, you may revoke your proxy and vote in person. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

By order of the Board of Trustees,

Joel F. Bonder
Secretary

Bethesda, Maryland
April 10, 2007

i

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FIRST POTOMAC REALTY TRUST

7600 Wisconsin Avenue, 11th Floor
Bethesda, Maryland 20814

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Trustees for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the offices of the Company, 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814 on Tuesday, May 22, 2007 at 11:00 a.m., local time, and at any adjournment and postponement thereof. This proxy statement and the accompanying proxy card were first sent to shareholders on or about April 12, 2007.

The mailing address of our principal executive offices is 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814. We maintain a website at www.first-potomac.com. Information at our website is not and should not be considered part of this proxy statement.

The Company will bear the costs of this solicitation including the costs of preparing, assembling and mailing proxy materials and the handling and tabulation of proxies received. In addition to solicitation by mail, proxies may be solicited by the trustees, officers and employees of the Company, at no additional compensation, by telephone, telegram, personal interviews or otherwise. The Company regularly retains the services of Corporate Communications, Inc., 523 Third Avenue South, Nashville, Tennessee 37210, to assist with the Company’s investor relations and other shareholder communications issues. Corporate Communications, Inc. will assist in the solicitation of the proxies and will not receive any additional compensation for those services. The Company will reimburse the firm’s expenses in connection with the solicitation.

No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, you should not rely on that information or representation as having been authorized by us. The delivery of this proxy statement shall not, under any circumstances, imply that there has been no change in the information set forth since the date of this proxy statement.

Purposes of the Annual Meeting

The principal purposes of the Annual Meeting are to: (1) elect eight members to the Board of Trustees, (2) approve an amendment to increase the percentage of stock awards that may be issued under the Company’s 2003 Equity Compensation Plan (the “2003 Plan”), and (3) transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. The Board of Trustees knows of no other matters other than those stated above to be brought before the Annual Meeting.

VOTING

How to Vote Your Shares

You may vote your shares at our Annual Meeting in person. If you cannot attend our Annual Meeting in person, or you wish to have your shares voted by proxy even if you do attend our Annual Meeting, you may vote by duly authorized proxy. If you hold your shares in your own name as a holder of record, you may instruct the proxies to vote your shares by signing, dating and mailing the proxy card in the postage-paid envelope provided. Properly signed and returned proxies will be voted in accordance with the instructions contained therein. If the proxy card is signed, dated and returned, but voting directions are not made, the proxy will be voted “for” each of the trustee nominees and in such manner as the proxy holders named on the enclosed proxy card, in their discretion, determine upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. To vote in person, you must attend the Annual Meeting and obtain and submit a ballot, which will be provided at the meeting.

How to Revoke Your Proxy

If you have already returned your proxy to us, you may revoke your proxy at any time before it is exercised at our Annual Meeting by any of the following actions:

•	by notifying our Secretary in writing that you would like to revoke your proxy;

•	by completing a proxy card with a later date and by returning it to us at or before our Annual Meeting; or

•	by attending our Annual Meeting and voting in person. (Note, however, that your attendance at our Annual Meeting, by itself, will not revoke a proxy you have already returned to us; you must also vote your shares in person at our Annual Meeting to revoke an earlier proxy.)

If your Common Shares are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions as to how you may revoke your proxy instructions.

Record Date for Our Annual Meeting; Who Can Vote at Our Annual Meeting

Our Board of Trustees has fixed the close of business on March 12, 2007 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments or postponements thereof. As of the close of business on March 12, 2007, the Company had outstanding 24,127,449 Common Shares of beneficial interest (“Common Shares”). On all matters to come before the Annual Meeting, each holder of Common Shares will be entitled to vote at the Annual Meeting and will be entitled to one vote for each share owned.

The representation in person or by proxy of a majority of the issued and outstanding Common Shares is necessary to provide a quorum for voting at the Annual Meeting. If you have returned valid proxy instructions or if you hold your Common Shares in your own name as a holder of record and attend the Annual Meeting in person, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the Annual Meeting may be adjourned by the vote of a majority of the shares represented at the Annual Meeting until a quorum has been obtained.

The affirmative vote of a plurality of all the votes cast at a meeting at which a quorum is present is necessary for the election of a trustee. For purposes of the election of trustees, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

The affirmative vote of a majority of the votes cast on the proposal is required for approval of the amendment to the 2003 Plan, provided that the total cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal. For purposes of the vote on the amendment to our 2003 Plan, abstentions will have the same effect as votes against the proposal and broker non-votes will have the same effect as votes against the proposal, unless holders of more than 50% in interest of all securities entitled to vote on the proposal cast votes, in which event broker non-votes will not have any effect on the result of the vote.

Under applicable New York Stock Exchange rules (the exchange on which our Common Shares are traded), brokers holding our Common Shares for beneficial owners in nominee or “street” name must vote those shares according to the specific instructions they receive from the beneficial owners. However, brokers or nominees holding shares for a beneficial owner may not receive voting instructions from the beneficial owner and under the NYSE’s rules may not have discretionary voting power on non-routine matters. In these cases, if no specific voting instructions are provided by the beneficial owner, the broker may not vote on non-routine proposals. This results in what is known as a “broker non-vote.” Since the election of trustees is a routine matter for which specific instructions from beneficial owners are not required under the NYSE’s rules, no broker non-votes will arise in the context of voting for the eight trustee nominees. However, broker non-votes may arise in the context of voting for the proposal to amend our 2003 Plan because such proposal is considered a non-routine matter. Unless specific voting instructions are provided by the beneficial owner, the broker will be unable to vote on the proposal to amend our 2003 Plan.

If you do not provide voting instructions to your broker for our Common Shares held in nominee or street name, your brokerage firm may either (1) vote your shares on routine matters, including this year’s election of trustees or (2) leave your shares unvoted. To be certain that your shares are voted at our Annual Meeting, we encourage you to provide instructions to your brokerage firm or return your proxy.

PROPOSAL 1: ELECTION OF TRUSTEES

The Board of Trustees has fixed the number of trustees at eight. The eight persons named below are nominated to serve on the Board of Trustees until the 2008 Annual Meeting of Shareholders or until such time as their respective successors are elected and qualified. Each nominee is currently a trustee of the Company.

Nominees for Election as Trustees

The following table sets forth the names and biographical information concerning each of the trustees nominated for election at the Annual Meeting:

Name	Principal Occupation	Trustee Since	Age

Robert H. Arnold	Co-Managing Director, R.H. Arnold & Company, LLC	2003	63
Richard B. Chess	Managing Partner, Chess Law Firm	2003	53
Douglas J. Donatelli	CEO and President of the Company	2003	45
Louis T. Donatelli	Chairman, Donatelli Development, Inc.	2003	73
J. Roderick Heller	Chairman, Carnton Capital Associates	2003	69
R. Michael McCullough	Former Chairman, Booz, Allen & Hamilton, Inc.	2003	68
Alan G. Merten	President, George Mason University	2005	65
Terry L. Stevens	Vice President and CFO, Highwoods Properties, Inc.	2003	58

Robert H. Arnold is the Co-Managing Director of R.H. Arnold & Company, LLC, a New York-based investment banking firm which specializes in providing advisory services to U.S. and international investment funds, and advising corporations on capital raising, mergers, acquisitions, divestitures and valuations. Mr. Arnold has served as a trustee since our initial public offering and was a director of First Potomac Realty Investment Trust, Inc. (our “Predecessor”) from 1997 until our initial public offering. Mr. Arnold has more than 30 years of financial experience including serving as the Treasurer of Merrill Lynch & Co. and the Chief Financial Officer of Merrill Lynch Capital Markets. Mr. Arnold serves on the boards of the WT Mutual Funds, Treasury Strategies, Inc. and The Stanton Group. He received his Bachelor of Science, Master of Science and Ph.D. degrees from Northwestern University.

Richard B. Chess is an attorney and is currently managing partner of the Chess Law Firm, located in Richmond, Virginia. He is also President of American Realty Capital Markets, a securities broker dealer focused on real estate. Mr. Chess has served as a trustee since our initial public offering and was a director of our Predecessor from 1997 until our initial public offering. From 1987 to 1997, Mr. Chess was Director of Acquisitions for United Dominion Realty Trust, a publicly traded real estate investment trust that invests in apartment properties. He received his Bachelor of Science Degree from the University of Pittsburgh and Juris Doctorate from the University of Richmond Law School.

Douglas J. Donatelli is one of the founders of the Company and has served as President, Chief Executive Officer and trustee of the Company since our Predecessor’s founding in 1997. Mr. Donatelli is expected to be elected Chairman of the Board at the meeting of the Board of Trustees immediately following the Annual Meeting of Shareholders on May 22, 2007. Prior to 1997, Mr. Donatelli served as Executive Vice President of Donatelli & Klein, Inc. (now Donatelli Development, Inc. (“DDI”)), a real estate development and investment firm located in Washington, D.C., and President of D&K Management, DDI’s property management subsidiary, where he oversaw all of the major operational aspects of DDI’s property ownership activities. From 1985 to 1991, Mr. Donatelli also served as President of D&K Broadcasting, a communications subsidiary of DDI that owned Fox-network affiliated television stations. Mr. Donatelli serves on the board of Catholic Charities Foundation of Washington, D.C. and is a

member of the Urban Land Institute. Mr. Donatelli holds a Bachelor of Science degree in Business Administration from Wake Forest University. He is the son of Louis T. Donatelli.

Louis T. Donatelli is one of the founders of the Company and has served as the Chairman of the Board of the Company since our Predecessor’s founding in 1997. Mr. Donatelli has informed the Board that he will not stand for re-election as Chairman on May 22, 2007. Effective March 1, 2006, Mr. Donatelli became a non-employee member of the Board. Mr. Donatelli is the founder and Chairman of Donatelli Development, Inc. Mr. Donatelli is an alumnus of Villanova University. He is the father of Douglas J. Donatelli.

J. Roderick Heller, III is the Chairman of Carnton Capital Associates, a private investment corporation. From May 1986 to December 1997, Mr. Heller served as Chairman and Chief Executive Officer of NHP Incorporated and various related organizations, including National Corporation for Housing Partnerships. NHP Incorporated, prior to its sale in December 1997, was a publicly traded company that, collectively with NHP Partners, Inc., was the nation’s largest owner and operator of apartment properties. Mr. Heller has served as a trustee of the Company since our initial public offering. Mr. Heller was a partner of the law firm of Wilmer, Cutler & Pickering in Washington, D.C. from 1971 to 1982. He received a Bachelor of Arts from Princeton University, a Masters of History from Harvard University and a Juris Doctorate from Harvard Law School.

R. Michael McCullough was employed by Booz, Allen & Hamilton Inc. (“Booz Allen”), a global consulting firm, from 1965 through 1996. He was the Chairman and Chief Executive Officer of Booz Allen from 1984 to 1992, and from 1992 until his retirement in 1996, Mr. McCullough was the Senior Chairman of Booz Allen. Mr. McCullough has served as a trustee of the Company since our initial public offering and is currently also a Director of Watson Wyatt Worldwide, a global consulting firm. Mr. McCullough was previously a director of Charles E. Smith Residential Realty, Inc. Mr. McCullough received a Bachelor of Science degree in Electrical Engineering from the University of Detroit.

Alan G. Merten has served as the President of George Mason University since July 1996, and has been a trustee of the Company since October 27, 2005. Dr. Merten was Dean of the Johnson Graduate School of Management of Cornell University from 1989 to 1996, the Dean of the College of Business Administration at the University of Florida from 1986 to 1989, and Associate Dean for Executive Education and Computing Sciences at the University of Michigan from 1984 to 1986. He serves on the Board of Trustees of mutual funds affiliated with Legg Mason Partners and the Board of Directors of Cardinal Financial Corporation. He holds a Bachelor of Science in mathematics and Ph.D. in computer science from the University of Wisconsin and a Master of Science in computer science from Stanford University.

Terry L. Stevens is the Vice President and Chief Financial Officer of Highwoods Properties, Inc. (“Highwoods”) located in Raleigh, North Carolina. Mr. Stevens joined Highwoods in December 2003. Highwoods is a publicly traded real estate investment trust that owns office, industrial and retail properties. Mr. Stevens has served as a trustee of the Company since our initial public offering. Prior to joining Highwoods, Mr. Stevens held various executive positions from 1994 to 2003 with Crown American Realty Trust, a retail real estate company that merged with Pennsylvania Real Estate Investment Trust, a publicly traded company, including Executive Vice President, Chief Financial Officer and Trustee. From 1990 to 1994, Mr. Stevens was Director of Financial Systems Development as well as Director of Internal Audit at AlliedSignal, Inc., a large multi-national manufacturer. He also spent 18 years with Price Waterhouse, an international accounting firm, including seven years as an audit partner. Mr. Stevens received a Bachelor of Science degree in Physics from Juniata College and a Masters of Business Administration from The Wharton School.

Our Board of Trustees recommends that shareholders vote “FOR” the election of each of the nominees.

Intention to Elect Douglas J. Donatelli Chairman of the Board of Trustees

Louis T. Donatelli has notified the Chairman of the Nominating & Governance Committee of the Board, Dr. Merten, that in the event Mr. Donatelli is elected to another term as a trustee he will not stand for re-election as Chairman at the meeting of the Board immediately following the Annual Meeting of Shareholders. The Nominating & Governance Committee has recommended to the Board that in the event Douglas J. Donatelli is elected to another term as a trustee, he be elected Chairman of the Board.

PROPOSAL 2:
APPROVAL OF AMENDMENT TO THE
2003 EQUITY COMPENSATION PLAN

Description of the Amendment

The Board of Trustees believes that the availability of stock-based incentives, particularly restricted stock awards, under the Company’s 2003 Equity Compensation Plan is important to the Company’s ability to attract and retain highly qualified, experienced executives and other employees and to further align such executives’ and employees’ interests with those of our shareholders. The 2003 Equity Compensation Plan (the “2003 Plan”) was adopted immediately prior to the Company’s initial public offering (“IPO”) in October 2003, and amended in May 2005 to increase the number of shares reserved for issuance from 910,800 to 1,560,800 (subject to adjustment to reflect stock dividends, stock splits, consolidations of shares and other changes in the Company’s capitalization). The total share authorization represents 6.5% of the Company’s outstanding common stock and 6.3% of the aggregate number of the Company’s outstanding common stock and operating partnership units at April 10, 2007.

The total number of shares authorized under the 2003 Plan will be adequate for 2008 and 2009. However, the 2003 Plan provides that no more than 18.2% of the shares issued, currently 284,066 shares, may be in the form of stock awards. As of April 10, 2007, 222,320 shares have been issued as stock awards, leaving only 61,746 stock awards available; 803,132 stock options have been awarded, leaving 473,602 stock options available. Because of the 18.2% cap, a sufficient number of stock award shares are not available under the 2003 Plan for management’s anticipated stock awards in April 2008.

The Compensation Committee of the Board has adopted long-term compensation guidelines whereby restricted stock awards are made to executives and trustees during the second quarter of each year, and stock option awards are made to non-executive employees each January. The Committee’s preference for issuing stock awards to executives and trustees, rather than stock options, reflects the Committee’s desire to reduce the potential near-term equity dilution caused by long-term incentive compensation awards and put executives’ long-term incentive compensation at greater risk.

The Board of Trustees has concluded that additional stock awards are needed under the 2003 Plan in order to provide appropriate incentives to executives in 2008 and 2009. Accordingly, on March 14, 2007, the Board of Trustees approved an amendment to the 2003 Plan, subject to shareholder approval, to increase the percentage of shares available for issuance as stock awards from 18.2% to 35.0%. In the event this Proposal 2 is approved, the number of remaining stock awards available for issuance under the 2003 Plan will increase from 61,746 to 323,960. The number of remaining stock options available for issuance will decrease from 473,602 shares to 211,388 shares.

The total number of shares reserved for issuance under the 2003 Plan will remain at 1,560,800.

The text of the proposed amendment to the 2003 Plan is attached as Exhibit A to this proxy statement.

Description of the 2003 Plan

The 2003 Plan provides for the issuance of options to purchase common shares, share awards, share appreciation rights (“SARs”), performance units and other equity-based awards. Each option granted pursuant to the 2003 Plan is designated at the time of grant as either an option intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code, referred to as a qualified incentive option, or as an option that is not intended to so qualify, referred to as a non-qualified option.

Administration.  The Stock Plan is administered by our Compensation Committee, although the Compensation Committee may delegate its authority and responsibilities under the Stock Plan to one or more subcommittees. As used in this summary, the term “Compensation Committee” means the Compensation Committee or its delegate, as appropriate. The Compensation Committee generally has the authority, within limitations described in the Stock Plan, (i) to establish rules and policies concerning the Stock Plan, (ii) to determine the persons to whom options, SARs, share awards, performance units and other equity-based awards may be granted, (iii) to fix the number of shares of common stock to be covered by each award and (iv) to set the terms of each award. Each type of award is described below.

Eligibility.  All of our employees and employees of an affiliate or subsidiary are eligible to participate in the Stock Plan. Our non-employee trustees and consultants and advisors who perform services to an affiliate or subsidiary are also eligible to participate in the Stock Plan. The Compensation Committee selects the individuals who will participate in the Stock Plan (“Participants”). Under the Stock Plan, no Participant may be granted, in any calendar year, awards for more than 400,000 shares of common stock.

Options.  Options granted under the Stock Plan may be incentive share options (“ISOs”) or nonqualified options. An option entitles a Participant to purchase shares of common stock from us at the option price. The option price may be paid in cash or, with the approval of the Compensation Committee, by the surrender of shares of common stock, through a broker in a “cashless exercise” or such other method as permitted by the Compensation Committee. The option price is fixed by the Compensation Committee at the time the option is granted, but the price cannot be less than the shares’ fair market value on the date of grant. The Stock Plan generally provides that an option cannot be exercised more than ninety days after termination of employment or service or up to one year in the case of termination on account of death or disability. No Participant may be granted ISOs (under all incentive share option plans of the Company and its affiliates) which are first exercisable in any calendar year for shares having an aggregate fair market value (determined as of the date the ISO was granted) that exceeds $100,000. The term of an option cannot exceed ten years.

The Compensation Committee may also grant dividend equivalent rights in tandem with options. A dividend equivalent right entitles a Participant to receive a payment (either currently or on a deferred basis) for all dividends that would have been paid on each share of common stock subject to the option.

The Compensation Committee also may grant options that include the right to receive an additional option in the event that the original option is exercised and the option price is paid by the surrender of shares of common stock. The new option will have an exercise price equal to the fair market value of the common stock on the date the original option is exercised, will cover the same number of shares as the number of shares surrendered and will otherwise be subject to the terms and conditions that applied to the original option.

SARs.  SARs may be granted under the 2003 Plan in relation to option grants (“Tandem SARs”) or independently of option grants. The difference between these two types of SARs is that to exercise a Tandem SAR, the Participant must surrender unexercised that portion of the option to which the Tandem SAR relates and vice versa.  SARs entitle the Participant to receive a payment based on a formula determined by the Compensation Committee and set forth in an agreement with the Participant. In the absence of such a determination, the Participant is entitled to receive the excess of the fair market value of a share of common stock on the date of exercise over the initial value of the SAR. The initial value of an SAR that is granted independently of an option is the fair market value of a share of common stock on the date of grant. The initial value of a Tandem SAR is the option price per share of the related option. The amount payable upon the exercise of an SAR may be paid in cash, shares of common stock, or a combination of the two as determined by the Compensation Committee.

Share Awards.  Under the Stock Plan, Participants may be granted share awards i.e., awards of common stock. A Participant’s rights in a share award may be nontransferable or forfeitable or both unless certain conditions prescribed by the Compensation Committee, in its discretion, are satisfied. These conditions may include, for example, a requirement that the Participant continue employment with the Company for a specified period or that the Company or the Participant achieve performance-related objectives such as those described below. Unless the Compensation Committee determines otherwise, a Participant has the right to vote the shares of common stock subject to a share award and can receive dividends thereon, even during the period the shares are nonvested and nontransferable.

Performance Units.  The Stock Plan also provides for the award of performance units. A performance unit entitles the Participant to receive a payment equal to the fair market value of a specified number of shares of common stock if certain objectives are satisfied. The Compensation Committee prescribes the requirements that must be satisfied before a performance unit is earned. Those requirements may be based on performance-related objectives such as those described below. To the extent that performance units are earned, the obligation may be settled in cash, in shares of common stock, or by a combination of the two. The period in which performance is measured shall be set by the Compensation Committee.

Other Equity-Based Awards.  The Stock Plan also authorizes the Compensation Committee to make other equity-based awards. These awards may be in the form of unrestricted shares of common stock, restricted stock units and other types of equity-based awards. The terms and conditions of an other equity-based award shall be prescribed by the Compensation Committee consistent with the terms of the Stock Plan. Other equity-based awards may be settled in cash, shares of common stock, or a combination of the two as determined by the Compensation Committee.

Qualified Performance-Based Compensation.  The 2003 Plan permits the Compensation Committee to impose and specify specific performance goals that must be met with respect to grants of share awards, performance units and equity-based awards that are intended to be qualified performance-based compensation under Section 162(m) of the Internal Revenue Code. Prior to or soon after the beginning of the performance period, the Compensation Committee will establish in writing the performance goals that must be met, the applicable performance periods, the amounts to be paid if the performance goals are met and any other conditions. Forfeiture of all or part of any grant will occur if the performance goals are not met, as determined by the Compensation Committee.

The performance goals, to the extent designed to meet the requirements of Section 162(m) of the Internal Revenue Code, will be determined by our Compensation Committee and be based on one or more of the following: share price, earnings per share, net earnings, operating earnings, return on assets, shareholder return, return on equity, growth in assets, unit volume, sales, market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures.

If share awards, performance units and equity-based awards are intended to be qualified performance-based compensation and are measured with respect to the fair market value of our common shares, not more than 100,000 common shares may be granted as share awards or performance shares for a performance period. If performance units are measured with respect to other criteria, the maximum amount that may be paid pursuant to the performance units or equity-based awards for a performance period is $500,000.

Deferrals.  The Compensation Committee may permit or require grantees to defer receipt of the payment of cash or the delivery of common shares that would otherwise be due to the grantee in connection with a grant under the 2003 Plan. The Compensation Committee will establish the rules and procedures applicable to any such deferrals.

Change in Control.  If we experience a change in control, all outstanding options and share appreciation rights that are not exercised prior to the change in control will be assumed by, or replaced with, comparable options or rights of the surviving entity (or a parent or subsidiary of the surviving entity) and other outstanding grants will be converted to similar grants of the surviving entity (or a parent or subsidiary of the surviving entity). The Compensation Committee also may take any of the following actions with respect to any or all outstanding grants: (1) determine that outstanding options and SARs shall accelerate and become exercisable in whole or in part, (2) determine that restrictions and conditions on outstanding share awards shall lapse in whole or in part, (3) determine that grantees of performance units or other equity awards shall receive a payment in settlement of such performance units or equity awards in an amount determined by the Compensation Committee, and (4) require that grantees surrender their outstanding options and SARs in exchange for a payment by the Company.

Amendment; Termination.  Our Board of Trustees may amend or terminate the 2003 Plan at any time; provided that our shareholders must approve any amendment if such approval is required in order to comply with the Internal Revenue Code, applicable laws, or applicable stock exchange requirements. Unless terminated sooner by our Board of Trustees or extended with shareholder approval, the 2003 Plan will terminate on September 16, 2013.

Federal Income Taxes.  The Company has been advised by counsel regarding the federal income tax consequences of the Stock Plan. No income is recognized by a Participant at the time an option is granted. If the option is an ISO, no income will be recognized upon the Participant’s exercise of the option. Income is recognized by a Participant when he disposes of shares acquired under an ISO.

The exercise of a nonqualified option generally is a taxable event that requires the Participant to recognize, as ordinary income, the difference between the shares’ fair market value and the option price.

No income is recognized upon the grant of an SAR. The exercise of an SAR generally is a taxable event. A Participant generally must recognize income equal to any cash that is paid and the fair market value of shares of common stock that are received in settlement of an SAR.

A Participant will recognize income on account of a share award or other equity-based award on the first day that the shares of common stock are either transferable or not subject to a substantial risk of forfeiture. The amount of income recognized by the Participant is equal to the fair market value of the shares of common stock on that date.

No income is recognized upon the award of performance units. A Participant will recognize income on account of the settlement of the performance units. A Participant will recognize income equal to any cash that is paid and the fair market value of shares of common stock (on the date that the shares are first transferable or not subject to a substantial risk of forfeiture) that are received in settlement of the performance units.

The employer (either the Company or its affiliate) will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified option or an SAR, the vesting of a share award and the settlement of performance units and other equity-based awards. The amount of the deduction is equal to the ordinary income recognized by the Participant. The employer will not be entitled to a federal income tax deduction on account of the grant or the exercise of an ISO. The employer may claim a federal income tax deduction on account of certain dispositions of shares of common stock acquired upon the exercise of an ISO.

Our Board of Trustees recommends that shareholders vote “FOR” the amendment to the 2003 Plan.

INFORMATION ON OUR BOARD OF TRUSTEES AND ITS COMMITTEES

Independence of Our Board of Trustees

Our Bylaws and Governance Guidelines and the listing standards of the New York Stock Exchange (“NYSE”) require that a majority of our trustees be independent. Our Board of Trustees has adopted categorical standards to assist the Board in evaluating the independence of each of the trustees. The categorical standards describe various types of relationships that could potentially exist between a board member and the Company and sets thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a trustee under the categorical standards and the Board determines, taking into account all facts and circumstances, that no other material relationship between the Company and the trustee exists of a type not specifically mentioned in the categorical standards, the Board will deem such person to be independent. A trustee shall not be independent if he or she satisfies any one or more of the following criteria:

•	Employment. The trustee is, or has been within the last three years, an employee of the Company, or his or her immediate family member is, or has been within the last three years, an executive officer, of the Company.

•	Other Compensation. The trustee has received or has an immediate family member, serving as an executive officer, who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company (excluding trustee and committee fees and pension/other forms of deferred compensation for prior service that is not contingent in any way on continued service).

•	Auditor Affiliation. The trustee is a current partner or employee of a firm that is the Company’s internal or external auditor or the trustee’s immediate family member is a current partner of such a firm or a current employee of such a firm and as an employee participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice or the trustee was or his or her immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	Interlocking Directorships. The trustee is or has been within the last three years, or his or her immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee.

•	Business Transactions. The trustee is a current employee, or his or her immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues (as reported for the last completed fiscal year).

On January 9, 2007, our Board of Trustees, after broadly considering the above criteria, all relevant facts and circumstances regarding the past and current relationship of each member with the Company, including but not limited to Mr. Arnold’s indirect ownership of 12,948 Units, determined that the following members of our Board had no material relationship with the Company and were independent in accordance with the Company’s criteria: Robert H. Arnold, Richard B. Chess, J. Roderick Heller, III, R. Michael McCullough, Alan G. Merten and Terry L. Stevens. We presently have eight trustees, including these six independent trustees. Mr. Heller serves as Lead Independent Trustee.

Our Board of Trustees had five standing committees to assist it in the discharge of its responsibilities during 2006. The principal responsibilities of each committee are described below. Effective January 9, 2007, the Investment Committee was dissolved and its responsibilities were transferred to the Finance Committee, which was then re-named the “Finance and Investment Committee.” Actions taken by any committee of our Board of Trustees are reported to the Board of Trustees, usually at the meeting following such action.

Executive Sessions of Our Non-Management Trustees

The non-management trustees of our Board of Trustees will occasionally meet in executive sessions that exclude our non-independent trustees and members of our management team. There were four (4) executive sessions held during 2006. Our Board of Trustees has determined that Mr. Heller, or in his absence, his designee, should chair all meetings of non-management trustees. During these meetings, Mr. Heller has the authority to lead the meeting, set the agenda and determine the information to be provided to the attendees. Shareholders and other interested persons may contact Mr. Heller in writing by mail c/o First Potomac Realty Trust, 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814, Attention: Secretary. All such letters will be forwarded to Mr. Heller.

Audit Committee

Our Board of Trustees has established an Audit Committee, which consists of Messrs. Stevens (Chairman), Chess and McCullough. Our Board of Trustees has determined that each of the Audit Committee members is independent, in accordance with the Company’s criteria, and that each of the members of the Audit Committee is financially literate, as that term is interpreted by our Board of Trustees. In addition, our Board of Trustees has determined that Mr. Stevens is an “audit committee financial expert” as that term is defined in the SEC rules. The Audit Committee operates under a written charter (which is attached as Exhibit B to this proxy statement) adopted by our Board of Trustees. The primary duties and responsibilities of the Audit Committee are to:

•	review and discuss with management and our independent public accountants our financial reports, financial statements and other financial information;

•	monitor the integrity of our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	appoint, retain, compensate, evaluate and replace (if necessary) the independent public accountants;

•	approve professional services provided by the independent public accountants;

•	consider the range of audit and non-audit fees;

•	monitor the independence, experience and performance of our outside auditors;

•	provide an avenue of communication among the outside auditors, management and our Board of Trustees;

•	encourage adherence to, and continuous improvement of, our financial reporting and internal control policies, procedures and practices; and

•	monitor compliance with legal and regulatory requirements.

The Audit Committee met nine (9) times during our 2006 fiscal year and each of the members attended 75% or more of the meetings.

For more information, please see “Audit Committee Report” beginning on page 39.

Compensation Committee

Our Board of Trustees has established a Compensation Committee which consists of Messrs. McCullough (Chairman), Heller and Arnold. Our Board has determined that each of the Compensation Committee members is independent, in accordance with the Company’s criteria. The Compensation Committee operates under a written charter adopted by our Board. The Compensation Committee determines compensation for our executive officers and administers the Company’s 2003 Equity Compensation Plan (the “2003 Plan”). The Committee’s basic responsibility is to assure that the Chief Executive Officer, other officers and key management of the Company are compensated fairly and effectively in a manner consistent with the Company’s stated compensation strategy, competitive practice, applicable regulatory requirements and performance results.

The Compensation Committee met ten (10) times during our 2006 fiscal year and all members attended 75% or more of the meetings.

The Compensation Committee has the sole authority to retain and terminate any compensation consultant used to assist in the evaluation of trustee or executive officer compensation and has the sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee also has authority, to the extent it deems necessary or appropriate, to retain special legal, accounting or other consultants to advise the Compensation Committee and has the authority to determine, and to receive from the Company, the appropriate compensation to be paid to any special legal, accounting or other consultant retained by the Committee.

Pursuant to its charter, the Compensation Committee may form and delegate authority to subcommittees comprised entirely of independent trustees, when appropriate, to take any of the actions that the Compensation Committee is empowered to take, other than reviewing and discussing the disclosure under the caption, “Compensation Discussion and Analysis” beginning on page 24, and recommending inclusion of the disclosure in this proxy statement.

Nominating & Governance Committee

Our Board of Trustees has established a Nominating & Governance Committee which from January 1 through October 23, 2006 consisted of Messrs. Heller (Chairman) and McCullough and Dr. Merten. As of October 23, 2006, the Committee consisted of Dr. Merten (Chairman) and Messrs. Arnold and Heller. Our Board has determined that each of the present and former Nominating & Governance Committee members is independent in accordance within the Company’s criteria. The Nominating & Governance Committee operates under a written charter adopted by our Board. Among other duties, this committee:

•	identifies, selects, evaluates and recommends to our Board candidates for service on our Board; and

•	oversees the evaluation of our Board and management.

The Nominating & Governance Committee met two (2) times during our 2006 fiscal year and all members attended both meetings.

Investment Committee

Our Board of Trustees has established an Investment Committee which during 2006 consisted of Messrs. Chess (Chairman), Arnold, and L. Donatelli and Dr. Merten. Among other duties this committee:

•	reviews and evaluates the Company’s business strategy; and

•	reviews proposed asset acquisitions and dispositions by the Company

The Investment Committee met nine (9) times during our 2006 fiscal year and each of the members attended 75% or more of the meetings.

As of January 9, 2007, the Investment Committee was dissolved by the Board and its responsibilities transferred to the Finance Committee.

Finance Committee

Our Board of Trustees has established a Finance Committee which during 2006 consisted of Messrs. Heller (Chairman) and Stevens and Dr. Merten. As of January 9, 2007, the Board re-named the Committee the “Finance and Investment Committee”. The Committee consists of Messrs. Heller (Chairman), Chess and Stevens and Dr. Merten. Our Board has determined that each of the present and former Finance Committee members is independent in accordance with the Company’s criteria. Among other duties this committee reviews corporate and property level debt and equity strategy.

The Finance Committee met six (6) times during our 2006 fiscal year and each of the members attended 75% or more of the meetings.

Other Committees

From time to time, our Board of Trustees may establish other committees as circumstances warrant. Those committees will have the authority and responsibility as delegated to them by our Board.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer and the Company’s other employees. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of the Code of Ethics applicable to the Company’s chief executive officer and chief financial officer by posting such information on its website at www.first-potomac.com, Investor Information, Corporate Governance.

Availability of Corporate Governance Materials

Shareholders may view our corporate governance materials, including the charters of our Audit Committee, our Compensation Committee and our Nominating & Governance Committee, our Governance Guidelines and our Code of Business Conduct and Ethics, on our website at www.first-potomac.com, and these documents are available in print to any shareholder upon request by writing to First Potomac Realty Trust, 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814, Attention: General Counsel. Information at our website is not and should not be considered a part of this proxy statement.

Trustee Nominations

Nominating & Governance Committee.  The Company’s Nominating & Governance Committee performs the functions of a nominating committee. The Nominating and Governance Committee’s Charter describes the Committee’s responsibilities, including seeking, screening and recommending trustee candidates for nomination by our Board. The Company’s Governance Guidelines also contain information concerning the responsibilities of the Nominating and Governance Committee with respect to identifying and evaluating trustee candidates. Both documents are posted on the Company’s website at www.first-potomac.com. Information at our website is not and should not be considered a part of this proxy statement.

Trustee Candidate Recommendations and Nominations by Shareholders.  The Nominating & Governance Committee’s charter provides that the committee will consider trustee candidate recommendations by shareholders. Shareholders should submit any such recommendations for the consideration of our Nominating and Governance Committee through the method described under “Communications with Our Board of Trustees” below. In addition, any shareholder of record entitled to vote for the election of trustees at the 2008 Annual Meeting of Shareholders may nominate persons for election to the Board of Trustees if that shareholder complies with the notice procedures summarized in “Shareholder Proposals for Our 2008 Annual Meeting” below.

Process for Identifying and Evaluating Trustee Candidates.  The Nominating & Governance Committee evaluates all trustee candidates in accordance with the trustee qualification standards described in our Governance Guidelines. The committee evaluates any candidate’s qualifications to serve as a member of the Board based on the skills and characteristics of individual Board members as well as the composition of the Board as a whole. In addition, the Nominating and Governance Committee will evaluate a candidate’s independence and diversity, skills and experience in the context of the Board’s needs.

Communications with Our Board of Trustees

Our Board of Trustees has approved unanimously a process for shareholders to send communications to our Board. Shareholders can send communications to our Board and, if applicable, to any committee or to specified individual trustees in writing c/o First Potomac Realty Trust, 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814, Attention: Secretary. The Company does not screen mail, and all such letters will be forwarded to our Board and any such specified committee or individual trustee.

Shareholder Proposals for Our 2008 Annual Meeting

Our Board will provide for presentation of proposals by our shareholders at the 2008 Annual Meeting of Shareholders, provided that these proposals are submitted by eligible shareholders who have complied with the relevant regulations of the SEC regarding shareholder proposals.

Shareholders intending to submit proposals for presentation at our 2007 Annual Meeting of Shareholders, scheduled to be held in May 2008, must submit their proposals in writing, and we must receive these proposals at our executive offices on or before March 23, 2008 for inclusion in our proxy statement and the form of proxy relating to our 2008 Annual Meeting. We will determine whether or not to include any proposal in our proxy statement and form of proxy on a case-by-case basis in accordance with our judgment and the regulations governing the solicitations of proxies and other relevant regulations of the SEC and laws of the State of Maryland. We will not consider proposals received after March 23, 2008 for inclusion in our proxy materials for our 2008 Annual Meeting of Shareholders.

Under the Company’s Bylaws, in order for a shareholder to nominate a candidate for trustee, timely notice of the nomination must be received by the Company in advance of the meeting. Ordinarily, such notice must be received not less than 60 and no more than 90 days before the first anniversary of the date of the Company’s last annual meeting, i.e., between February 22 and March 23, 2008 for the 2008 Annual Meeting. The shareholder filing the notice of nomination must include:

•	as to the shareholder giving the notice:

•	the name and address of such shareholder, as they appear on the Company’s share transfer books;

•	a representation that such shareholder is a shareholder of record and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	the class and number of Common Shares of the Company beneficially owned by that shareholder; and

•	a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by that shareholder; and

•	as to each person whom the shareholder proposes to nominate for election as a trustee:

•	the name, age, business address and, if known, residence address of the person;

•	the principal occupation or employment of the person;

•	the class and number of Common Shares of the Company that are beneficially owned by the person;

•	any other information relating to the person that is required to be disclosed in solicitations of proxies for election of trustees or is otherwise required by the rules and regulations of the SEC; and

•	the written consent of the person to be named in the proxy statement as a nominee and to serve as a trustee if elected.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company within the time limits described above. That notice must include:

•	the information described above with respect to the shareholder proposing such business;

•	a brief description of the business desired to be brought before the annual meeting, including the complete text of any resolutions to be presented at the annual meeting, and the reasons for conducting such business at the annual meeting; and

•	any material interest of the shareholder in such business.

In addition, if a shareholder intends to present a matter for a vote at the 2008 Annual Meeting of Shareholders, other than by submitting a proposal for inclusion in the Company’s proxy statement for that meeting, the shareholder must give timely notice in accordance with SEC rules. These requirements are separate from the requirements a shareholder must meet to have a proposal included in the Company’s proxy statement.

In each case the notice must be given by personal delivery or by United States certified mail, postage prepaid, to the Secretary of the Company, whose address is c/o First Potomac Realty Trust, 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814, Attention: Secretary. Our Bylaws are available on our website at www.first-potomac.com. Any shareholder desiring a copy of our Bylaws will be furnished one without charge upon written request to the Secretary. Information at our website is not and should not be considered part of this proxy statement.

Trustee Attendance at Meetings of our Board of Trustees and Annual Meeting

The Board of Trustees held thirteen (13) meetings, including four (4) regularly scheduled quarterly meetings, during 2006. All incumbent trustees attended 75% or more of the aggregate number of meetings of the Board of Trustees and its committees on which they served during 2006.

It is our Board of Trustee’s policy that, absent unusual or unforeseen circumstances, all trustees of the Company should attend the annual meeting of shareholders. All of our trustees who were then members of the Board attended the 2006 Annual Meeting. The 2007 Annual Meeting of Shareholders will be the Company’s fourth meeting of shareholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board of Trustees reviews all proposed related party transactions and requires that all persons who have a financial interest in such transactions recuse themselves from voting on such transactions.

Merger of First Potomac Management, Inc. into the Company

On February 28, 2006, the Company entered into an Agreement and Plan of Merger with First Potomac Management, Inc., (“FPM, Inc.”) and FPM Inc.’s stockholders, the Company’s Chairman, Louis T. Donatelli, four members of the Company’s executive management team, Douglas J. Donatelli, Nicholas R. Smith, James H. Dawson and Barry H. Bass, and a former officer of the Company, Kyung Rhee (the “Merger Agreement”). In connection with the Company’s initial public offering in October 2003, FPM, Inc. contributed all of its assets, including the property management contracts with the Operating Partnership, to First Potomac Management LLC (“FPM LLC”), in exchange for 100% of the membership interests in FPM LLC. FPM, Inc. then contributed those membership interests in FPM LLC to our Operating Partnership in exchange for 233,333 Units. FPM, Inc. had held those Units since October 2003.

Pursuant to the Merger Agreement, effective March 9, 2006, FPM, Inc. merged with and into the Company (the “Merger”). In connection with the Merger, the shareholders of FPM, Inc. received 233,333 Common Shares in exchange for the 233,333 Units as follows: Louis Donatelli, 85,049 shares, Douglas Donatelli, 66,150, Nicholas Smith, 37,800 shares, James Dawson, 21,000 shares, Barry Bass, 11,667 shares, and Kyung Rhee, 11,677 shares. The Merger was approved unanimously by a vote of the independent and disinterested members of the Company’s Board of Trustees.

The Company’s Relationship with Donatelli Development, Inc.

The Chairman of our Board of Trustees, Louis T. Donatelli, beneficially owns 251,717 units of limited partnership interest (“Units”) in our operating partnership, First Potomac Investment Limited Partnership (the “Operating Partnership”). His Units are directly held and indirectly held through DKEPA#7 Partnership (“DKE#7”), a former limited partner of Plaza 500 Limited Partnership. DKE#7 is a general partnership composed of Donatelli Development, Inc. (formerly Donatelli & Klein, Inc., “DDI”) (23.3%), Douglas J. Donatelli (33.3%), Louis Donatelli’s daughter (10%) and an employee of DDI (33.3%). Louis Donatelli is the Chairman and sole shareholder of DDI. Plaza 500 Limited Partnership is a former limited partner of our operating partnership and became a unitholder in December 1997 when it contributed one of our initial properties, Plaza 500, to our operating partnership. By contributing Plaza 500 to our operating partnership in exchange for Units, Plaza 500 Limited Partnership was able to defer any taxable gain that it would have otherwise realized upon the transfer of Plaza 500. On or about January 26, 2005, Plaza 500 Limited Partnership distributed out its Units to its partners (“Plaza 500 Partners”), including Louis Donatelli and DKE#7. The Plaza 500 Partners continue to defer any taxable gain from the transfer of Plaza 500 to our operating partnership. Certain transactions that we might undertake with regard to Plaza 500 could cause the Plaza 500 Partners to recognize part or all of any taxable gain that has thus far been deferred. Messrs. Donatelli will have a conflict of interest in our Board’s consideration of any proposed disposition of Plaza 500 because of the tax liability that could be recognized by the Plaza 500 Partners. Thus, decisions with respect to that property may not fully reflect your interests.

In addition, Louis Donatelli could have a conflict of interest because of the nature of the business of DDI. DDI is a real estate development and investment firm primarily focused on developing multifamily properties. In the past, DDI has acquired, redeveloped or repositioned commercial real estate in the Washington, D.C. metropolitan area, and thus could potentially compete with the Company. Mr. Donatelli entered into an employment agreement and a non-compete agreement, with us in October 2003 under which, subject to certain limitations, he and his affiliates, including DDI, agreed not to compete with us in acquiring, operating and developing industrial and flex properties in the Mid-Atlantic region, during the term of his employment and for an additional two-year period following his termination of employment with the Company. On February 28, 2006, the Company entered into an agreement with Mr. Donatelli whereby Mr. Donatelli’s employment agreement and non-compete agreement were terminated and Mr. Donatelli became a non-employee Chairman of the Company. Mr. Donatelli’s ability to compete with us will continue to be subject to the Company’s Code of Business Conduct and Ethics while he serves on the Board of Trustees.

Certain Other Relationships

Certain other of our trustees and executive officers beneficially own Units as a result of contributions of properties and other assets to the Company: Douglas J. Donatelli (92,056 Units, or approximately 12.0% of the total number of Units issued and outstanding); Nicholas R. Smith (41,123 Units, or approximately 5.3%); Barry H. Bass (28,169 Units, or approximately 3.7%); James H. Dawson (11,385 Units, or approximately 1.5%); and Robert H. Arnold (12,948 Units owned by R.H. Arnold Company, LLC, or approximately 1.7%). These trustees and executive officers may have conflicting duties because, in their capacities as our trustees and executive officers, they have a duty to the Company, while at the same time, in our capacity as general partner of the Operating Partnership, they have a fiduciary duty to the limited partners. Conflicts may arise when the interests of our shareholders and the limited partners of the Operating Partnership diverge, particularly in circumstances in which there may be an adverse tax consequence to the limited partners, such as upon the sale of assets or the repayment of indebtedness. The partnership agreement of the Operating Partnership contains a provision that in the event of a conflict of interest between our shareholders and the limited partners of our Operating Partnership, we shall endeavor in good faith to resolve the conflict in a manner not adverse to either our shareholders or the limited partners of our Operating Partnership, and, if we, in our sole discretion as general partner of the Operating Partnership, determine that a conflict cannot be resolved in a manner not adverse to either our shareholders or the limited partners of our Operating Partnership, the conflict will be resolved in favor of our shareholders. In addition, our Board of Trustees has adopted a policy that any disposition of property controlled by a trustee, or in which a trustee has an interest, must be approved by a unanimous vote of the disinterested trustees.

Hunton & Williams LLP’s Leases with the Company

On November 17, 2006, the Company acquired Park Central I, II and V, a three-building property located in Richmond, Virginia. The Company’s corporate and securities counsel, Hunton & Williams LLP, is a tenant in each of the buildings pursuant to three leases expiring as follows: at the end of November 2010 with respect to 12,235 square feet, at the end of November 2010 with respect to 9,200 square feet, and at the end of November 2007 with respect to 11,715 square feet. During 2006, Hunton & Williams paid the Company $48,318 in rent and $5,590 in operating expense reimbursements under the three leases. In 2007, Hunton & Williams is expected to pay the Company approximately $345,750 in rent and $56,000 in operating expense reimbursements under the leases.

COMPENSATION OF TRUSTEES

The following table presents information relating to total compensation of our trustees for the fiscal year ended December 31, 2006. Douglas J. Donatelli, our president and chief executive officer, receives no compensation for his service on the Board of Trustees.

					Change in
					Pension Value
					and Non-
	Fees				qualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
Name	in Cash	Awards(1)	Awards	Compensation	Earnings	Compensation		Total

Louis T. Donatelli	$17,500	$80,520	—	—	—	$90,548	(2)	$188,568
Robert H. Arnold	$26,750	$66,860	—	—	—	$814	(3)	$94,424
Richard B. Chess	$34,250	$66,860	—	—	—	$814	(3)	$101,924
R. Michael McCullough	$39,250	$66,860	—	—	—	$814	(3)	$106,924
J. Roderick Heller	$41,000	$66,860	—	—	—	$814	(3)	$108,674
Alan G. Merten	$31,000	$40,260	—	—	—	$814	(3)	$72,074
Terry L. Stevens	$36,750	$66,860	—	—	—	$814	(3)	$104,424

(1)	In accordance with SFAS No. 123(R), the amounts in this column reflect the compensation expense for our trustees recognized in the Company’s audited financial statements for the year ended December 31, 2006. Includes amounts related to current and prior year grants. Assumptions used in the calculation of these amounts are included in Footnote 11 to the Company’s audited financial statements for the year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 15, 2007.

(2)	Represents the value on the date of issuance of 3,000 unrestricted Common Shares awarded Mr. Donatelli in connection with the termination of his Employment Agreement with the Company ($88,920) and dividends earned on unvested restricted shares issued under the 2003 Plan.

(3)	Represents the dividends earned on unvested restricted shares issued under the 2003 Plan.

Additional Information Regarding Compensation of Trustees

Agreement with Louis Donatelli.  On February 28, 2006, the Company entered into an agreement with Louis Donatelli, whereby Mr. Donatelli became a non-employee Chairman of the Company, effective March 1, 2006. The agreement provides for the termination of Mr. Donatelli’s Employment Agreement and Non-Compete Agreement with the Company. In connection with this agreement, Mr. Donatelli was awarded 3,000 unrestricted Common Shares. Beginning in 2006, Mr. Donatelli began receiving annual cash compensation on the same basis as the other non-employee members of our Board of Trustees, as described below. In addition, Mr. Donatelli will continue to be eligible to participate in all Company benefit programs while serving as Chairman.

Annual Fees and Equity Awards.  As compensation for serving on our Board of Trustees in 2006, each of our non-employee trustees received a cash fee of $16,000. The chairmen of the Audit, Compensation, Nominating & Governance, Investment, and Finance committees received additional cash fees of $15,000, $10,000, $10,000, $10,000, and $10,000, respectively; provided, however, a trustee may not receive more than one chairman’s fee. Each non-employee trustee who was a member of the Audit Committee received an additional fee of $10,000 and each non-employee trustee who was a member of any other committee of the Board received an additional cash fee of $5,000 with respect to each committee on which he served. In addition, in May 2006, each of our non-employee trustees other than Mr. Louis Donatelli received a grant of 1,500 restricted Common Shares. The Chairman received a grant of 3,000 restricted Common Shares. Twenty-five percent (25%) of each grant vests on the three, six, nine and twelve-month anniversaries of the date of grant. We reimburse all trustees for reasonable out-of-pocket expenses incurred in connection with their service on the Board of Trustees and any and all committees. Commencing in 2007, Mr. Heller receives an additional cash fee of $15,000 for his services as Lead Independent Trustee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, our executive officers, trustees and any persons beneficially owning more than ten percent (10%) of a registered class of our equity securities are required to report their ownership and any changes in that ownership to the Securities and Exchange Commission and to the New York Stock Exchange. These persons are also required by SEC rules and regulations to furnish us with copies of these reports. Precise due dates for these reports have been established, and we are required to report in this proxy statement any failure to timely file these reports by those due dates by these persons during 2006.

Based on our review of the reports and amendments to those reports furnished to us or written representations from these persons that these reports were not required from those persons, we believe that all of these filing requirements were satisfied by these persons during 2006.

EXECUTIVE OFFICERS

The following table contains information regarding the executive officers of the Company. These officers are appointed annually by the Board and serve at the Board’s discretion.

Name	Age	Position

Douglas J. Donatelli	45	President and Chief Executive Officer
Barry H. Bass	43	Executive Vice President, Chief Financial Officer
Joel F. Bonder	58	Executive Vice President, General Counsel and Secretary
James H. Dawson	50	Executive Vice President, Chief Operating Officer
Nicholas R. Smith	42	Executive Vice President, Chief Investment Officer
Michael H. Comer	41	Senior Vice President, Chief Accounting Officer
Timothy M. Zulick	43	Senior Vice President, Leasing

Douglas J. Donatelli.  See Mr. Donatelli’s information on page 3.

Barry H. Bass served as Senior Vice President and Chief Financial Officer since joining our Predecessor in June 2002 and was appointed Executive Vice President in February 2005. Prior to joining the Company, Mr. Bass was a senior member of the real estate investment banking group of Legg Mason Wood Walker, Inc. where he advised a number of public and private real estate companies in their capital raising efforts. Prior to that, Mr. Bass was Executive Vice President of the Artery Organization in Bethesda, Maryland, an owner and operator of real estate assets in the Washington, D.C. area, and prior to that a Vice President of Winthrop Financial Associates, a real estate firm with over $6 billion of assets under management, where he oversaw the Company’s asset management group. Mr. Bass is a cum laude graduate of Dartmouth College.

Joel F. Bonder has served as Executive Vice President, General Counsel and Secretary since joining the Company in January 2005. He was Executive Vice President and General Counsel of Apartment Investment and Management Company (“AIMCO”), one of the largest public apartment REITs in the country, from 1997 to 2002, and General Counsel of National Corporation for Housing Partnerships, the largest private owner of FHA-insured multifamily housing, and its parent, NHP Incorporated (“NHP”), from 1994 to 1997. During that period, Mr. Heller, one of our trustees, was chairman of NHP. Mr. Bonder was Counsel at Bryan Cave LLP in Washington, D.C. from 1993 to 1994, where he specialized in corporate, real estate and project finance. Mr. Bonder is a graduate of the University of Rochester and received his JD degree from the Washington University School of Law. He is admitted to the bar in the District of Columbia, Massachusetts and Illinois.

James H. Dawson served as Senior Vice President and Chief Operating Officer of our Predecessor from 1998 until the Company’s initial public offering in 2003, when he was appointed to the same positions with the Company. He was appointed Executive Vice President of the Company in February 2005. Mr. Dawson has coordinated the Company’s management and leasing activities since 1998. Prior to joining the Company, Mr. Dawson spent 18 years with Reico Distributors, a large user of industrial and flex properties in the Baltimore/Washington corridor. At Reico, he was responsible for the construction and management of the firm’s warehouse portfolio. Mr. Dawson received his Bachelor of Science degree in Business Administration from James Madison University and is a member of the Northern Virginia Board of Realtors, the Virginia State Board of Realtors and the Institute of Real Estate Management.

Nicholas R. Smith is one of the founders of the Company and has served as Executive Vice President and Chief Investment Officer since the founding of our Predecessor in 1997. He has over 15 years experience in commercial real estate in the Washington, D.C. area, including seven years with DDI and D&K Management. Prior to joining DDI, Mr. Smith was with Garrett & Smith, Inc., a real estate investment and development firm based in McLean, Virginia and Transwestern/Carey Winston (formerly Barrueta & Associates, Inc.) a Washington-based commercial real estate brokerage and property management firm. Mr. Smith is a graduate of the Catholic University of America. He is a member of the District of Columbia Building Industry Association and the Urban Land Institute.

Michael H. Comer has served as Vice President and Chief Accounting Officer since joining the Company in August 2003 and was appointed Senior Vice President in February 2005. Prior to joining the Company, Mr. Comer was Controller at Washington Real Estate Investment Trust (“WRIT”), a publicly-traded, Washington, D.C. — based, diversified real estate investment trust, where from 1999 to 2003 he was responsible for overseeing the Company’s accounting operations and its internal and external financial reporting. Prior to his tenure at WRIT, he was a manager in corporate accounting at The Federal Home Loan Mortgage Corp., and, prior to that position, was with KPMG LLP in Washington, D.C. where he performed audit, consultation and advisory services from 1990 to 1994. He is a CPA and a graduate of the University of Maryland where he received a Bachelor of Science in Accounting. Mr. Comer is a member of the American Institute of Certified Public Accountants.

Timothy M. Zulick has been Senior Vice President, Leasing since joining the Company in August 2004. Prior to joining the Company, Mr. Zulick was Senior Vice President at Trammell Crow Company where, from 1998 to 2004, he concentrated on leasing, sales and development of flex and industrial properties in the Baltimore-Washington Corridor. From 1994 to 1998, he worked as a tenant and landlord representative with Casey ONCOR International where he also focused on leasing and sales of industrial properties. Prior to that time Mr. Zulick was employed with Colliers Pinkard and specialized in the valuation of commercial real estate in Maryland. He received a Bachelors degree in Business Administration from Roanoke College. Mr. Zulick is a licensed real estate person and an active member of the Society of Industrial and Office Realtors (SIOR).

SHARE OWNERSHIP OF TRUSTEES AND EXECUTIVE OFFICERS

The following table sets forth certain information, as of March 12, 2007, regarding the Company’s Common Shares owned of record or known to the Company to be owned beneficially by each trustee and nominee for trustee, each executive officer and all trustees and executive officers as a group. At March 12, 2007, there were 24,127,449 Common Shares outstanding. Except as set forth in the footnotes to the table below, each of the shareholders identified in the table has sole voting and investment power over the Common Shares beneficially owned by that person. The address for each individual listed below is: c/o First Potomac Realty Trust, 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814.

	Number of
	Common Shares
Beneficial Owners	Beneficially Owned(1)		Percent of Class(2)

Louis T. Donatelli	429,866	(3)	1.76%
Douglas J. Donatelli	341,782	(4)	1.40%
Barry H. Bass	115,191	(5)	*
Joel F. Bonder	40,200	(6)	*
James H. Dawson	96,573	(7)	*
Nicholas R. Smith	185,675	(8)	*
Michael H. Comer	35,952	(9)	*
Timothy M. Zulick	20,068	(10)	*
Robert H. Arnold	22,948	(11)	*
Richard B. Chess	6,000		*
J. Roderick Heller, III	15,500		*
R. Michael McCullough	9,062		*
Alan G. Merten	1,667		*
Terry L. Stevens	5,762		*

All Trustees and Executive Officers as a group (14 persons)	1,326,246		5.47%

*	Represents less than one percent of the Company’s issued and outstanding shares.

(1)	Includes the total number of Common Shares issuable upon redemption of Units. Units are redeemable by the holder for cash, or at the Company’s option, an equivalent number of Common Shares.

(2)	The total number of our Common Shares outstanding used in calculating the percentage ownership of each person assumes that none of the Units held by other persons are redeemed for Common Shares and that none of the stock options held by other persons are exercised.

(3)	Includes (i) 241,519 Common Shares issuable upon redemption of Units held directly, (ii) 11,250 Common Shares issuable upon the exercise of options that are vested or vest within 60 days, (iii) 52,200 Common Shares owned by Mr. Donatelli’s wife and (iv) 4,500 Common Shares held in trust for the benefit of Mr. Donatelli’s wife, over which trust Mr. Donatelli’s son, Douglas Donatelli, possesses voting and investment power. Also includes 10,198 Common Shares issuable upon redemption of Units held by DKE #7, of which DDI is a general partner. Mr. Donatelli is the Chairman of DDI.

(4)	Includes (i) 81,858 Common Shares issuable upon redemption of Units held directly, (ii) 142,500 Common Shares issuable upon the exercise of options that are vested or vest within 60 days, (iii) 448 Common Shares held by Mr. Donatelli as custodian for his minor children as to which he disclaims beneficial ownership, (iv) 17,081 restricted Common Shares that vest if the Company meets certain performance criteria and (v) 7,764 restricted Common Shares that vest on January 1, 2010. Also includes 10,198 Common Shares issuable upon redemption of Units held by DKE #7, of which Mr. Donatelli is a general partner. Mr. Donatelli has pledged 81,858 Units in connection with a loan at a fair market interest rate from Chevy Chase Bank, F.S.B., an 8% participant in the Company’s corporate credit facility.

(5)	Includes (i) 28,169 Common Shares issuable upon redemption of Units held directly, (ii) 44,375 Common Shares issuable upon the exercise of options that are vested or vest within 60 days, (iii) 11,713 restricted

Common Shares that vest if the Company meets certain performance criteria and (iv) 5,324 restricted Common Shares that vest on January 1, 2010.

(6)	Includes 28,125 Common Shares issuable upon the exercise of options that are vested or vest within 60 days, (ii) 3,600 restricted Common Shares that vest if the Company meets certain performance criteria and (iii) 3,000 restricted Common Shares that vest on January 1, 2010.

(7)	Includes (i) 11,385 Common Shares issuable upon redemption of Units held directly, (ii) 39,375 Common Shares issuable upon the exercise of options that are vested or vest within 60 days, (iii) 1,335 Common Shares owned jointly with his minor children, (iv) 11,713 restricted Common Shares that vest if the company meets certain performance criteria and (v) 5,324 restricted Common Shares that vest on January 1, 2010. Mr. Dawson has entered into a margin loan from an investment banking firm at a fair market interest rate.

(8)	Includes (i) 41,123 Common Shares issuable upon redemption of Units held directly, (ii) 51,875 Common Shares issuable upon the exercise of stock options that are vested or vest within 60 days, and (iii) 8,651 restricted Common Shares that vest if the company meets certain performance criteria. Mr. Smith has entered into a margin loan from an investment banking firm at a fair market interest rate.

(9)	Includes 27,500 Common Shares issuable upon the exercise of stock options that are vested or vest within 60 days, (ii) 4,424 restricted Common Shares that vest if the Company meets certain performance criteria and (iii) 2,000 restricted Common Shares that vest on January 1, 2010.

(10)	Includes 12,500 Common Shares issuable upon the exercise of stock options that are vested or vest within 60 days, (ii) 3,959 restricted Common Shares that vest if the Company meets certain performance criteria and (iii) 1,750 restricted Common Shares that vest on January 1, 2010.

(11)	Includes 12,948 Common Shares issuable upon redemption of Units held by R.H. Arnold & Company, LLC, of which Mr. Arnold is the controlling member.

SHARE OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

To the Company’s knowledge, based upon information available to the Company, beneficial owners of more than 5% of the Company’s Common Shares as of December 31, 2006, are as follows:

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership		Percent of Class

Davis Selected Advisers, L.P.	1,852,448	(1)	7.68%
2949 East Elvira Road Suite 101 Tucson, AZ 85706
AEW Capital Management, L.P	1,511,939	(2)	6.27%
World Trade Center East
Two Seaport Lane
Boston, MA 02110
The Vanguard Group, Inc.	1,373,976	(3)	5.70%
100 Vanguard Blvd.
Malvern, PA 19355
JP Morgan Chase & Co.	1,340970	(4)	5.50%
270 Park Avenue
New York, NY 10017
U.S. Bancorp	1,254,381	(5)	5.22%
800 Nicollet Mall
Minneapolis, MN 55402
FAF Advisors, Inc.
800 Nicollet Mall
Minneapolis, MN 55402

(1)	Information based on a Schedule 13G/A filed with the Securities and Exchange Commission on December 31, 2006, by Davis Selected Advisers, L.P. The Schedule 13G/A indicates that the reporting entities is an investment adviser with sole voting power and sole dispositive power over 1,852,448 Common Shares.

(2)	Information based on a Schedule 13G filed with the Securities and Exchange Commission on February 8, 2007, by AEW Capital Management, L.P. The Schedule 13G indicates that the reporting entity is an investment advisor with sole voting power over 971,200 shares and sole dispositive power over 1,511,939 shares.

(3)	Information based on a Schedule 13G filed with the Securities and Exchange Commission on November 30,, 2006, by The Vanguard Group, Inc. The Schedule 13G indicates that the reporting entity is an investment adviser with sole voting power over 39,402 Common Shares and sole dispositive power over 1,373,976 Common Shares.

(4)	Information based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 5, 2007, by JP Morgan Chase & Co. The Schedule 13G/A indicates that the reporting entity is a parent holding company with sole voting power over 786,470 Common Shares and sole dispositive power over 1,317,670 Common Shares.

(5)	Information based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 31, 2007, by U.S. Bancorp and FAF Advisors, Inc. The Schedule 13G/A indicates that the U.S. Bancorp is a parent holding company and FAF Advisors, Inc. is an investment adviser with sole voting power over 1,254,381 Common Shares, sole dispositive power over 1,249,373 Common Shares and shared dispositive power over 8,754 Common Shares.

PERFORMANCE GRAPH

The following graph compares the cumulative total return on our Common Shares with the cumulative total return of the S&P 500 Stock Index and The MSCI US REIT Index for the period October 23, 2003, the date of our initial public offering, through December 31, 2006 assuming the investment of $100 at our initial public offering price of $15.00 per share on October 23, 2003 and the reinvestment of dividends. The performance reflected in the graph is not necessarily indicative of future performance.

COMPARISON OF CUMULATIVE TOTAL RETURNS FOR THE PERIOD
OCTOBER 23, 2003 THROUGH DECEMBER 31, 2006
FIRST POTOMAC REALTY TRUST COMMON STOCK AND S&P 500 AND
THE MSCI US REIT INDEX (RMS)

	10/23/2003	12/31/2003	12/31/2004	12/31/2005	12/31/2006
First Potomac Realty Trust	$100.00	$124.93	$157.81	$193.12	$203.79
MSCI US REIT Index (RMS)	$100.00	$107.53	$141.38	$158.53	$217.40
S&P 500	$100.00	$107.92	$117.62	$121.15	$137.04

We cannot assure you that our share performance will continue into the future with the same or similar trends depicted in the above graph. We will not make or endorse any predictions as to our future share performance.

The foregoing graph and chart shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No Compensation Committee interlocks or insider participation on compensation decisions exist. All members of our Compensation Committee are independent in accordance with the Company’s criteria.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management and, based on such review and discussion, the committee recommends that it be included in this proxy statement.

COMPENSATION COMMITTEE
R. Michael McCullough, Chairman
J. Roderick Heller, III
Robert H. Arnold

April 10, 2007

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

We are a self-managed, self-administered real estate investment trust, or REIT, that focuses on owning and operating industrial and flex properties in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland. Generally, we seek to acquire properties that can benefit from active property management to increase their profitability and value. The industry and markets in which we compete for acquisitions, personnel and capital are highly competitive and require a highly qualified executive management team with strong vision and operational skills.

The Compensation Committee of our Board of Trustees is responsible for designing and administering policy, on an annual basis, with respect to the compensation of our named executive officers, including determining salaries, performance-based incentives, restricted stock and option awards, deferred compensation and change in control arrangements. The Compensation Committee also administers equity compensation for all employees under the 2003 Equity Compensation Plan, as amended (the “2003 Plan”).

The goal of the executive compensation program is to encourage an ownership mentality among our executive officers that will closely align the executive officer’s interests with those of our shareholders by providing a compensation package that is increasingly performance based and rewards executive officers for achievement of established goals. The Compensation Committee will consider total compensation relative to our performance and will view our performance in light of absolute standards, such as total shareholder return (“Total Return”), and relative standards, such as funds from operations (“FFO”) as compared to our peer group. Under our executive compensation program, both annual and long-term incentive compensation awards are performance based. Accordingly, we expect to compensate our executive officers at the high end of the market for performance that exceeds pre-established short-and long-term corporate goals, and below the median for performance that fails to meet our corporate goals.

Throughout this proxy statement, the individuals who served as our Chief Executive Officer, Chief Financial Officer and the three most highly compensated officers other than the Chief Executive Officer and the Chief Financial Officer during the 2006 fiscal year, each of whom is listed in the Summary Compensation Table beginning on page 30, are referred to as the “named executive officers.”

Compensation Philosophy and Objectives

The objectives of the Company’s executive compensation program are to:

•	provide a total compensation package that is competitive with those provided by members of our peer group and commensurate with each executive officer’s experience, responsibilities and performance;

•	motivate our executive officers to attain our company’s goals by tying a significant portion of executive compensation to our achievement of pre-established short- and long-term financial objectives and the executive’s individual contributions to the achievement of those objectives;

•	instill an ownership mentality by providing long-term incentives that align the interests of our executive officers with those of our shareholders and further the goal of executive retention; and

•	to attract and retain highly qualified executive officers.

To accomplish these objectives, we use the five elements discussed below in setting total executive compensation for the named executive officers.

Process for Setting Executive Compensation

The Compensation Committee of our Board of Trustees is responsible for setting the compensation of our executive officers and designing and administering our executive compensation program. The Compensation Committee also considers the recommendations of our Chief Executive Officer regarding the compensation of the senior executive officers who report directly to him. The Board of Trustees authorizes and approves the compensation of the CEO.

Since 2005, the Compensation Committee has retained Mercer Consulting (“Mercer”) to assist with compensation plan designs, review and identify our appropriate peer group companies, and to assist us in determining the appropriate compensation levels for senior executives. Mercer provides the Compensation Committee with relevant market data and alternatives to consider when making compensation decisions for the named executive officers. The assigned consultant from Mercer generally attends meetings of the Compensation Committee.

In making compensation decisions, the Compensation Committee reviews the potential total compensation package for each named executive officer against a pre-selected peer group consisting of nine other publicly-traded REITs, which the Compensation Committee determined were reasonably comparable to our company at the beginning of 2006. Generally, the Compensation Committee sets base pay for the named executive officers at the median of compensation paid to members of the peer group, while allowing for variations that might result from the experience or past performance of the individual executive. Total compensation may lead or lag the peer group, based on achievement of goals outlined in each named executive officer’s incentive plans. In making its decisions with respect to each element of executive compensation, the Compensation Committee takes into consideration the impact on the total value of these elements for each executive and all executives as a group.

Each year the peer group is evaluated and may be modified based on a number of factors, including geography, market cap, comparable compensation and plan design, and other changes in the peer companies. The following companies comprised the peer group for 2006:

•	Acadia Realty Trust

•	Amerivest Properties

•	Bedford Property Investors, Inc.

•	BioMed Realty Trust

•	EastGroup Properties, Inc.

•	Kite Realty Group Trust

•	Lexington Corporate Properties, Inc.

•	Prime Group Realty Trust

•	Urstadt Biddle Properties, Inc.

•	Wellsford Real Properties, Inc.

•	Washington Real Estate Investment Trust

Executive Compensation Program Components

For the fiscal year ended December 31, 2006, the principal components of compensation for the named executive officers were:

•	base salary;

•	short-term cash incentive awards;

•	long-term equity incentive awards;

•	benefits; and

•	severance and other similar benefits payable upon termination or a change in control.

The following provides an overview of our approach to each of these elements and an analysis of the executive compensation paid under each of these elements for the 2006 fiscal year.

Base Salary. Base salary, which under our compensation program is market-derived and market-driven, represents the fixed component of our executive compensation program. Base salary is paid in cash and generally accounts for, depending on position, approximately 30%-40% of total annual compensation for each of the named executive officers. Because the primary goal of our executive compensation program is to instill an ownership mentality in the named executive officers, the base salary component constitutes a relatively small percentage of total compensation.

On an annual basis, the Compensation Committee aligns the base salary of each of the named executive officers to an amount approximately equal to the median base salary paid to similarly situated executives of the peer group companies. Median base salaries are established through an analysis performed by Mercer of the base salaries paid to comparable executives in our peer group. In making its final determination of the base salary to be paid to an executive officer, the Compensation Committee also takes into consideration the responsibilities and individual performance of the executive officer, the contribution of the executive officer to the achievement of company goals, the experience of the executive officer and, for all but the Chief Executive Officer, the Chief Executive Officer’s recommendations. The Compensation Committee reviews and establishes base pay during the first quarter of each year, after reviewing year-end performance statistics for our company.

In January 2006, the Compensation Committee approved increased base salaries for the 2006 fiscal year for each of the named executive officers. See the Summary Compensation Table beginning on page 30. The increases in 2006 were a direct result of the peer group analysis performed by Mercer. In March 2007, the Compensation Committee approved the following base salaries for fiscal 2007: Mr. Donatelli $340,000; Mr. Bass $250,000; Mr. Bonder $234,000; Mr. Dawson $250,000 and Mr. Smith $260,000.

Short-Term Cash Incentive Awards. Short-term incentive awards are performance-based and at-risk, payable in cash and generally account for, depending on position, approximately 20%-25% of the total annual compensation paid to each of the named executive officers. Short-term incentive awards are tied to annual goals established by the Compensation Committee that are designed to encourage our executives to pursue strategies that will inure to the benefit of our Company and shareholders in both the short and long term. These short-term incentive awards are intended to reward high-performing executives whose contributions improve the operational performance of our existing portfolio and generate new business opportunities and investments that create shareholder value. In turn, the Compensation Committee expects that these attractive short-term incentives will continue to promote the continuity of management.

Each year, the Compensation Committee reviews and establishes a target annual incentive award and performance goals for each of the named executive officers. In determining the appropriate target annual incentive award for 2006, the Compensation Committee considered (i) the actual annual incentives awarded to comparable executives at our peer group companies for 2005; (ii) the recommendations of our Chief Executive Officer; and (iii) the recommendations of Mercer. Performance goals are typically established by the Compensation Committee during the first quarter of the fiscal year to which they pertain. The Compensation Committee typically determines during the first quarter following the fiscal year end to which awards pertain, and after a review of our Company’s and the executive’s actual performance, the actual amount of the annual incentive award achieved by the named executive officer.

For 2006, annual cash incentive awards were awarded based on results in the following three performance categories: (i) a corporate performance component (with objective measures, including, among other things, FFO per share, adjusted funds from operations (“AFFO”), net operating income (“NOI”), acquisition and disposition volume, Total Return and leasing performance); (ii) a qualitative departmental/functional component; and (iii) an individual performance component (with subjective measures, including, among other things, quality of work, teamwork and professional development). In accordance with our executive compensation program goal of instilling an ownership perspective in the named executive officers, a substantial weighting is given to the corporate performance component and achievement of objective performance criteria, 80% weighting for Mr. Donatelli and 60% for all other named executive officers. For the 2006 plan year, the Compensation Committee established the following performance goals and incentive targets for its named executive officers for fiscal 2006:

•	for the Chief Executive Officer, the target payment for each of the two components of his short-term incentive plan (corporate and individual) is 50% of base salary and target-plus achievement of the two components will pay 100% of base salary. The committee may recommend a bonus payment of up to 200% of base salary for achievement of the two components that qualify as over-performance; and

•	for all other named executive officers, the target payment for each component of their short-term incentive plan (corporate, departmental, and individual) is 40% of base salary and target-plus achievement of each component will pay 80% of base salary. The committee may recommend a bonus payment of up to 200% of base salary for achievement of each component that qualifies as over-performance. Under the plan design, the total possible incentive range is 0-200% of base salary.

During the first quarter 2007, actual results under the performance measures for the corporate performance component were determined and are set forth below against the goals established by the Compensation Committee for the 2006 fiscal year:

•	FFO per share (actual: $1.62 / goal: $1.75);

•	AFFO per share (actual: $1.25 / goal: $1.25);

•	increase in NOI (actual: +3.1% / goal: +4%);

•	acquisition volume (actual: $233 million / goal: $175 million);

•	disposition volume (actual: $15 million / goal: $15 million);

•	Total Return as measured against RMZ (actual: below top 40% / goal: in top 40%); and

•	leasing results (actual: 93.3% / goal: 94%).

In March 2007, after reviewing, on a collective basis, the actual results versus established goals for each of these corporate performance component measures and taking into account the fact that several goals were adversely impacted by transactions that the Board approved based on the long-term strategy of the Company, the Compensation Committee determined that our overall corporate performance satisfied the target payment criteria for this component. As a result, Mr. Donatelli, earned 50%, and each of Messrs. Bass, Bonder, Dawson and Smith earned 40%, of the corporate performance component.

For the departmental component of the short-term incentive plan, in recognition of implementation of efficient process, successful audits, successful balance sheet management, and growth and reorganization of personnel teams within our company, the Compensation Committee determined that Messrs. Bass, Bonder, Dawson and Smith had achieved goals in the range of target to target-plus and as a result, established awards that would pay between 60% to 100% of the amount available under this component. Under our short-term incentive plan, Mr. Donatelli is not measured under the departmental component.

For the individual component of our short-term incentive plan, the Compensation Committee awarded each of the named executive officers 80% of the amount available in recognition of strong leadership during a time of substantial growth in our Company’s total assets and personnel.

The above outlined percentages combined to provide the following annual incentive awards to the named executive officers: Mr. Donatelli: $175,000 (54% of base salary), Mr. Bass: $122,400 (49% of base salary), Mr. Bonder: $126,000 (54% of base salary), Mr. Dawson: $134,400 (54% of base salary) and Mr. Smith: $152,500 (59% of base salary).

The Compensation Committee has determined that the structure of the 2007 short-term incentive plan will remain the same; however, annual goals have not yet been set.

Long-Term Incentive Awards.   This third component of executive compensation is targeted toward providing rewards for long-term performance. The Compensation Committee believes that long-term incentive awards is the component of executive compensation best suited to aligning the interests of the named executive officers with our shareholders’ interests. The Compensation Committee intends that significant percentages of most awards will vest in the recipient over time and be subject to forfeiture if the recipient leaves our company prior to vesting and/or achieving performance goals. The Compensation Committee further believes that such awards promote executive retention and closely align executives’ and shareholders’ interests, because their value over time is directly linked to the market price of our common shares. Long-term incentive awards, accordingly, constitute the highest percentage of any of the executive compensation components paid to the named executive officers.

Long-term incentive awards are provided primarily in the form of restricted common share grants under the Plan and will generally account for, depending on position, approximately 35%-50% of the total annual compensation paid to the named executive officers. Generally, the named executive officers have the right to vote and receive dividends on the outstanding unvested restricted common shares granted to them under the Plan.

On April 13, 2006, the Compensation Committee approved 2006 restricted share awards to each of the named executive officers as follows: Mr. Donatelli (17,081 shares); Mr. Smith (12,692 shares); Mr. Bass (11,713 shares); Mr. Bonder (6,600 shares); and Mr. Dawson (11,713 shares). The size of the 2006 awards were determined in light of the executive’s and our performance in 2005, the 2006 total annual compensation package for each named executive officer and long- term incentive awards provided to similarly situated executives of the peer group companies. Of these awards, approximately 45% of each award is subject to a restricted common share award agreement that provides for 100% vesting on January 1, 2010, provided that the respective named executive officer remains employed with our company on such date. The remaining 55% of each award is subject to a separate restricted common share award agreement that provides for vesting based on the attainment of certain performance goals. Pursuant to this agreement:

•	25% of the shares will vest on the day on which the Total Return for the period commencing January 1, 2006 equals at least 40% for ten consecutive business days, provided, however, that such shares shall be forfeited if this condition is not satisfied prior to January 1, 2010;

•	25% of the shares will vest on the day on which the Total Return for the period commencing January 1, 2006 equals at least 50% for ten consecutive business days, provided, however, that such shares shall be forfeited if this condition is not satisfied prior to January 1, 2011;

•	25% of the shares will vest on the day on which the Total Return for the period commencing January 1, 2006 equals at least 65% for ten consecutive business days, provided, however, that such shares shall be forfeited if this condition is not satisfied prior to January 1, 2012; and

•	the remaining 25% of the shares will vest on the day on which the Total Return for the period commencing January 1, 2006 equals at least 80% for ten consecutive business days, provided, however that such shares shall be forfeited if this condition is not satisfied prior to January 1, 2013.

Total Return means the appreciation in the price of our common shares on the New York Stock Exchange plus any distributions made by us to our shareholders. Pursuant to these agreements, the executive officers will have the right to vote and receive dividends on the outstanding unvested restricted common shares.

On April 1, 2007, based in part on 2006 performance and the other factors set forth above, the Compensation Committee approved 2007 restricted share awards to each of the named executive officers as follows: Mr. Donatelli (15,528 shares); Mr. Smith (11,538 shares); Mr. Bass (10,648 shares); Mr. Bonder (6,000 shares); and Mr. Dawson (10,648 shares). Of these awards, 50% of each award is subject to a restricted common share award agreement that provides for vesting of 25% of the shares on each of April 1, 2008, 2009, 2010 and 2011, provided that the respective named executive officer remains employed with our company on such date. The remaining 50% of each award is subject to a separate restricted common share award agreement that provides for vesting based on the attainment of certain performance goals. Pursuant to this agreement:

•	25% of the shares will vest on the day on which the Total Return for the period commencing January 1, 2007 equals at least 40% for ten consecutive business days, provided, however, that such shares shall be forfeited if this condition is not satisfied prior to January 1, 2011;

•	25% of the shares will vest on the day on which the Total Return for the period commencing January 1, 2007 equals at least 50% for ten consecutive business days, provided, however, that such shares shall be forfeited if this condition is not satisfied prior to January 1, 2012;

•	25% of the shares will vest on the day on which the Total Return for the period commencing January 1, 2007 equals at least 65% for ten consecutive business days, provided, however, that such shares shall be forfeited if this condition is not satisfied prior to January 1, 2013; and

•	the remaining 25% of the shares will vest on the day on which the Total Return for the period commencing January 1, 2007 equals at least 80% for ten consecutive business days, provided, however that such shares shall be forfeited if this condition is not satisfied prior to January 1, 2014.

We have not granted any stock option awards to any of the named executive officers since January 2005 or any of our trustees since 2003. All stock options previously issued will vest in full by January 4, 2009.

Benefits.  Benefits are established based upon a determination of what is needed to aid in attracting and retaining a talented and motivated work force. The named executive officers participate in benefit plans on substantially the same terms as our other participating employees and their total value remains a negligible percentage of each named executive officer’s base salary. The Compensation Committee may revise, amend or add to the benefits and perquisites made available to the named executive officers in the future if it deems advisable. Certain other benefits are described below.

401(k) Retirement Benefits.  We provide retirement benefits to the named executive officers under the terms of our tax-qualified 401(k) plan. The named executive officers may participate in the plan on substantially the same terms as our other participating employees. We make a matching contribution on behalf of each participant equal to the first 6% of compensation contributed to the plan by the participant. We do not maintain any defined benefit or supplemental retirement plans.

Perquisites.  We provide no perquisites or other personal benefits to the named executive officers. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers.

Severance Benefits Payable Upon Termination of Employment or a Change in Control.  In order to achieve our compensation objective of attracting, retaining and motivating qualified executives, we believe that we need to provide the named executive officers with severance protections that are consistent with the severance protections offered by our peer group companies. Consistent with this philosophy and with the employment agreements we have previously entered into with the named executive officers, we believe that severance should be payable to each of the named executive officers in the event his employment is terminated under certain circumstances. Employment agreements are reviewed annually by the Compensation Committee. See “Employment Agreements” below.

Share Ownership Guidelines

The named executive officers are not formally required to achieve or maintain any particular level of share ownership in our company. Each named executive officer maintains a significant beneficial ownership position in our Company however.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code places a limit on the amount of compensation that may be deducted annually by our Company on our tax return with respect to each of the named executive officers. In general, compensation paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our shareholders is not subject to this limit. Our 2003 Plan is qualified so that performance-based restricted share awards granted to the named executive officers under the plan are not subject to the compensation deduction limitations described above. Time-based awards are subject to the compensation deduction limitations. Although the Compensation Committee generally seeks to preserve the federal income tax deductibility of compensation paid, to maintain flexibility in compensating the named executive officers in a manner designed to promote our corporate goals, including retaining and incentivizing the named executive officers, the Compensation Committee has not adopted a policy that all compensation must be deductible. In 2006, we paid no compensation to any of the named executive officers that was subject to the limitations set forth in Section 162(m).

Summary Compensation Table

The following tables should be read in conjunction with the related footnotes and the “Compensation Discussion and Analysis” beginning on page 24. We summarize below the compensation paid or accrued for the fiscal year ended December 31, 2006 to each of our named executive officers:

							Change in
							Pension
							Value and
							Nonqualified
						Non-Stock	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary	Bonus	Awards(1)	Awards(2)	Compensation(3)	Earnings	Compensation(4)	Total

Douglas J. Donatelli	2006	$325,000	—	$371,014	$67,050	$175,000	—	$45,326	$983,390
President, CEO and Trustee
Barry H. Bass	2006	$240,000	—	$254,416	$20,796	$122,400	—	$35,796	$673,408
Executive Vice President and Chief Financial Officer
Joel F. Bonder	2006	$225,000	—	$143,358	$24,125	$126,000	—	$21,138	$539,621
Executive Vice President, General Counsel and Secretary
James H. Dawson	2006	$240,000	—	$254,416	$23,400	$134,400	—	$35,796	$688,012
Executive Vice President and Chief Operating Officer
Nicholas R. Smith	2006	$250,000	—	$275,681	$34,575	$152,500	—	$37,531	$750,287
Executive Vice President and Chief Investment Officer

(1)	In accordance with SFAS No. 123(R), the amounts in this column reflect compensation for current year grants for our named executive officers. Assumptions used in the calculation of these amounts are included in Footnote 11 to the Company’s audited financial statements for the year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 15, 2007.

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of stock option awards issued pursuant to the 2003 Plan and thus include amounts from stock option awards granted prior to 2006. The Company did not grant options to the named executive officers in 2006. Assumptions are included in Footnote 11 to the Company’s audited financial statements for the year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 15, 2007.

(3)	For a discussion of the plan criteria, see “Compensation Discussion and Analysis — Executive Compensation Program Components — Short-Term Cash Incentive Awards” above.

(4)	The Company provides no perquisites to the named executive officers. The amounts in this column represent the dividends earned on unvested restricted shares issued under the Company’s 2003 Plan, as well as the Company’s match on 401(k) plan contributions by the named executive officers and certain other employee benefits provided to all employees of the Company. The following amounts were paid as dividends on unvested restricted shares during 2006: Mr. Donatelli, $30,327; Mr. Bass, $20,796; Mr. Bonder, $6,138; Mr. Dawson, $20,796; and Mr. Smith, $22,531.

Grants of Plan-Based Awards

The following table presents information regarding plan-based awards to the named executive officers during the fiscal year ended December 31, 2006.

											All Other
										All Other	Option
										Stock Awards:	Awards:	Exercise	Grant Date
										Number of	Number of	or Base	Fair Value
										Shares of	Securities	Price of	of Stock
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards				Stock or	Underlying	Option	and Option
		Threshold	Target		Maximum	Threshold	Target	Maximum		Units	Options	Awards	Awards(3)
Name	Grant Date	($)	($)		($)	(#)	(#)	(#)		(#)	(#)	($/Sh)	($)

Douglas J. Donatelli	4/13/06	—	—	(4)	—	—	—	—		—	—	—	—
Douglas J. Donatelli	4/13/06	—	—		—	—	—	9,317	(1)	—	—	—	$156,805
Douglas J. Donatelli	4/13/06	—	—		—	—	—	7,764	(2)	—	—	—	$214,209
Barry H. Bass	4/13/06	—	—	(4)	—	—	—	—		—	—	—	—
Barry H. Bass	4/13/06	—	—		—	—	—	6,389	(1)	—	—	—	$107,527
Barry H. Bass	4/13/06	—	—		—	—	—	5,324	(2)	—	—	—	$146,889
Nicholas R. Smith	4/13/06	—	—	(4)	—	—	—	—		—	—	—	—
Nicholas R. Smith	4/13/06	—	—		—	—	—	6,923	(1)	—	—	—	$116,514
Nicholas R. Smith	4/13/06	—	—		—	—	—	5,769	(2)	—	—	—	$159,167
James H. Dawson	4/13/06	—	—	(4)	—	—	—	—		—	—	—	—
James H. Dawson	4/13/06	—	—		—	—	—	6,389	(1)	—	—	—	$107,527
James H. Dawson	4/13/06	—	—		—	—	—	5,324	(2)	—	—	—	$146,889
Joel F. Bonder	4/13/06	—	—	(4)	—	—	—	—		—	—	—	—
Joel F. Bonder	4/13/06	—	—		—	—	—	3,600	(1)	—	—	—	$60,588
Joel F. Bonder	4/13/06	—	—		—	—	—	3,000	(2)	—	—	—	$82,770

(1)	Represents the maximum number of shares that may be earned upon satisfaction of performance conditions. See “Compensation Discussion and Analysis — Executive Compensation Program Components — Long-Term Incentive Awards” above for a discussion of these conditions.

(2)	Represents restricted share awards issued under the 2003 Plan, all of which will vest on January 1, 2010, if the named executive officer remains employed with the Company. The vesting of unvested restricted shares included in footnote (1) above and this footnote (2) will accelerate based on the occurrence of certain triggering events pursuant to each named executive officer’s employment agreement. See “Executive Compensation — Employment Agreements” below.

(3)	For awards set forth under the “Estimated Future Payouts Under Equity Incentive Plan Awards” column, the amount with respect to footnote (1) above is based on a third-party calculation of value; the amount with respect to footnote (2) is calculated by multiplying the number of shares by the closing sale prices for shares of our common stock on the dates of grant.

(4)	Actual awards were determined and paid in March 2007 as follows: Mr. Donatelli: $175,000 (54% of base salary), Mr. Bass: $122,400 (49% of base salary), Mr. Bonder: $126,000 (54% of base salary), Mr. Dawson: $134,400 (54% of base salary) and Mr. Smith: $152,500 (59% of base salary). See “Compensation Discussion and Analysis — Executive Compensation Program Components — Short-Term Incentive Awards” above.

Outstanding Equity Awards at Fiscal Year End

The following table lists the restricted common shares and options to purchase our common shares awarded to our named executive officers that are unvested and outstanding as of December 31, 2006. Performance-based restricted stock awards are reflected in the table below at target payout amounts. No discount has been taken to reflect risk of forfeiture or restrictions on transferability.

						Stock Awards
									Equity
									Incentive
									Plan Awards:
	Option Awards							Equity	Market or
			Equity					Incentive	Payout
			Incentive					Plan Awards:	Value of
			Plan Awards:				Market	Number of	Unearned
	Number of	Number of	Number of			Number of	Value of	Unearned	Shares,
	Securities	Securities	Securities			Shares or	Shares or	Shares, Units	Units or
	Underlying	Underlying	Underlying			Units or	Units of	or Other	Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested(1)	Vested	Vested(1)
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)

Douglas J. Donatelli(2)	121,875	28,125	—	15.00	9/17/2013	—	—	—	—
	9,375	5,625	—	18.70	5/17/2014	—	—	—	—
	—	—	—	—	—	—	—	24,845	723,238
Barry H. Bass(3)	35,625	9,375	—	15.00	9/17/2013	—	—	—	—
	4,688	2,812	—	18.70	5/17/2014	—	—	—	—
	—	—	—	—	—	—	—	17,037	495,948
Nicholas R. Smith(4)	60,938	14,062	—	15.00	9/17/2013	—	—	—	—
	6,250	3,750	—	18.70	5/17/2014	—	—	—	—
	—	—	—	—	—	—	—	18,459	537,342
James H. Dawson(5)	30,625	9,375	—	15.00	9/17/2013	—	—	—	—
	4,688	2,812	—	18.70	5/17/2014	—	—	—	—
	—	—	—	—	—	—	—	17,037	495,948
Joel F. Bonder(6)	21,875	28,125	—	22.42	1/04/2015	—	—	—	—
	—	—	—	—	—	—	—	6,600	192,126

(1)	Value is determined by multiplying the number of unvested restricted shares by $29.11, the closing sale price for our Common Shares on December 29, 2006.

(2)	Unexercisable options are scheduled to vest as follows: award at $15.00, 9,375 shares on March 17, 2007 and every three months thereafter through September 17, 2007; award at $18.70, 937 shares on May 7, 2007 and every three months thereafter through May 7, 2008. Unvested restricted shares vest in the following manner: (1) 2005 Award: 7,764 shares on January 1, 2012 or 3,882 shares on the day on which the Total Return for the period commencing January 3, 2005 equals at least 50% for ten consecutive business days, and 3,882 shares on the day on which the Total Return for the period commencing January 3, 2005 equals at least 60% for ten consecutive business days; (2) 2006 Award. 7,764 shares on January 1, 2010; and (3) 2006 Award: 9,317 shares upon satisfaction of performance conditions discussed above in “Compensation Discussion and Analysis — Executive Compensation Program Components — Long-Term Incentive Awards.”

(3)	Unexercisable options are scheduled to vest as follows: award at $15.00, 3,125 shares on March 17, 2007 and every three months thereafter through September 17, 2007; award at $18.70, 468 shares on May 7, 2007 and every three months thereafter through May 7, 2008. Unvested restricted shares vest in the following manner: (1) 2005 Award: 5,324 on January 1, 2012 or 2,662 shares on the day on which the Total Return for the period commencing January 3, 2005, equals at least 50% for ten consecutive business days, and 2,662 shares on the day on which the Total Return for the period commencing January 3, 2005 equals at least 60% for ten consecutive business days; (2) 2006 Award: 5,324 shares on January 1, 2010; and (3) 2006 Award: 6,923 shares upon satisfaction of performance conditions discussed above in “Compensation Discussion and Analysis — Executive Compensation Program Components — Long-Term Incentive Awards.”

(4)	Unexercisable options are scheduled to vest as follows: award at $15.00, 4,687 shares on March 17, 2007 and every three months thereafter through September 17, 2007; award at $18.70, 625 shares on May 7, 2007 and every three months thereafter through May 7, 2008. Unvested restricted shares vest in the following manner:

(1) 2005 Award: 5,768 on January 1, 2012 or 2,884 shares on the day on which the Total Return for the period commencing January 3, 2005, equals at least 50% for ten consecutive business days, and 2,884 shares on the day on which the Total Return for the period commencing January 3, 2005 equals at least 60% for ten consecutive business days; (2) 2006 Award: 5,769 shares on January 1, 2010; and (3) 2006 Award: 6,923 shares upon satisfaction of performance conditions discussed above in “Compensation Discussion and Analysis — Executive Compensation Program Components — Long-Term Incentive Awards.”

(5)	Unexercisable options are scheduled to vest as follows: award at $15.00, 3,125 shares on March 17, 2007 and every three months thereafter through September 17, 2007; award at $18.70, 468 shares on May 7, 2007 and every three months thereafter through May 7, 2008. Unvested restricted shares vest in the following manner: (1) 2005 Award: 5,324 on January 1, 2012 or 2,662 shares on the day on which the Total Return for the period commencing January 3, 2005, equals at least 50% for ten consecutive business days, and 2,662 shares on the day on which the Total Return for the period commencing January 3, 2005 equals at least 60% for ten consecutive business days; (2) 2006 Award: 5,324 shares on January 1, 2010; and (3) 2006 Award: 6,923 shares upon satisfaction of performance conditions discussed above in “Compensation Discussion and Analysis — Executive Compensation Program Components — Long-Term Incentive Awards.”

(6)	Unexercisable options are scheduled to vest as follows: award at $22.42, 3,125 shares on July 4, 2007 and every three months thereafter through January 4, 2011. Unvested restricted shares vest in the following manner: (1) 2006 Award: 3,000 shares on January 1, 2010; and (2) 2006 Award: 3,600 shares upon satisfaction of performance conditions discussed above in “Compensation Discussion and Analysis — Executive Compensation Program Components — Long-Term Incentive Awards.”

Option Exercises and Stock Vested

The following table presents information concerning the exercise of stock options, SARs and similar instruments and the vesting of stock (including restricted stock, restricted stock units and similar instruments) for the named executive officers during the fiscal year ended December 31, 2006.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Douglas J. Donatelli	—	—	7,764	233,658
Barry H. Bass	—	—	5,324	160,226
Nicholas R. Smith	—	—	5,768	173,573
James H. Dawson	—	—	5,324	160,226
Joel F. Bonder	—	—	—	—

Employment Agreements

The Company entered into employment agreements with Douglas J. Donatelli, Nicholas R. Smith, Barry H. Bass and James H. Dawson as of October 23, 2003, the date of the Company’s initial public offering, and with Joel F. Bonder, as of January 4, 2005, the date of his employment with the Company. The employment agreements for Douglas J. Donatelli and Nicholas R. Smith were for an initial three-year term and provide for automatic renewal of two-year terms if not terminated by either party at least 90 days prior to the end of the applicable term. The employment agreements for Barry H. Bass and James H. Dawson were for an initial two-year term and the employment agreement with Joel F. Bonder was for an initial term of nine months. Each of these three agreements provides for automatic renewal of one-year terms if not terminated by either party at least 90 days prior to the end of the applicable term. Messrs. Donatelli and Smith’s agreements automatically renewed for two years on October 23, 2006, and Messrs. Bass, Dawson and Bonder’s agreements automatically renewed for one year on October 23, 2006. The employment agreements provide that if a change in control occurs, the employment term will automatically be extended to the later of (i) the end of the existing employment term or (ii) the date that is equivalent to the automatic renewal term for the executive, unless the employment term is terminated sooner pursuant to the terms of the agreements.

The following describes the material terms of the employment agreements. The employment agreements provide that each executive’s annual base salary is reviewed annually for appropriate increases by the Compensation Committee. Bonuses may be granted in the discretion of the Compensation Committee, and there is no limit on the bonus awardable to any executive in any given year. The agreements provide that the executive officers agree to devote substantially all of their business time to the Company’s operations.

The employment agreements also provided at the time of the Company’s initial public offering that each executive be granted an option on the date of his employment to purchase the Company’s Common Shares at an exercise price of $15.00 per share. The option grants for each executive were as follows: Douglas J. Donatelli, 150,000 Common Shares; Nicholas R. Smith, 75,000 Common Shares; and Barry H. Bass and James H. Dawson, 50,000 Common Shares each. Joel F. Bonder was granted an option on the date of his employment, January 4, 2005, to purchase 50,000 Common Shares at an exercise price of $22.42 per share. Each of these option grants will become exercisable over a four-year period from the date of grant.

The employment agreements permit the Company to terminate the executives’ employment with appropriate notice for or without “cause.” “Cause” is generally defined to mean:

•	conviction of, or a plea of guilty or nolo contendere to, a felony;

•	intentional and continual failure to substantially perform reasonably assigned material duties, which failure is materially and demonstrably detrimental to the Company and has continued for at least 30 days after written notice of demand for substantial performance has been provided;

•	willful misconduct in the performance of the executive’s duties; or

•	breach of any non-competition, non-disclosure or non-solicitation agreement in effect between the executive and the Company.

In addition, each executive has the right under his employment agreement to resign for “good reason.” “Good reason” is defined in the employment agreement to include a substantial reduction in base salary, a demotion, a material reduction in duties, the executive being based at a location other than the Washington, D.C. metropolitan area, non-renewal of the employment agreement, or any material breach of the employment agreement by the Company. Resignation for “good reason” entitles the executive to receive the benefits described below.

The employment agreements referred to above provide that the executive officers will be eligible to receive the same benefits, including participation in the Company’s retirement and benefit plans to the same extent as other similarly situated employees, and such other benefits as are commensurate with their position. Participation in employee benefit plans will be subject to the terms of said benefit plans as in effect from time to time.

When the executive’s employment ends for any reason, the Company will pay accrued and unpaid salary, bonuses and benefits already determined, and other existing obligations. In addition, if the Company terminates Douglas J. Donatelli’s or Nicholas R. Smith’s employment without cause or if the executive resigns for good reason, the Company will be obligated to pay the executive (i) severance equal to two times the executive’s base salary, payable over the 24-month period after the executive’s termination of employment, (ii) a pro ration of the executive’s incentive pay (as described below) for the fiscal year of his termination, and (iii) payment of premiums for group health coverage during the 24-month period after termination of employment or may elect to pay cash in lieu of such coverage in an amount equal to the after-tax cost of continuing such coverage if the coverage cannot be continued. If the Company terminates Barry H. Bass’s, James H. Dawson’s or Joel F. Bonder’s employment without cause or if the executive resigns for good reason, the Company will be obligated to pay the executive (i) severance equal to one times the executive’s base salary, payable over the 12-month period after the executive’s termination of employment, (ii) a pro ration of the executive’s incentive pay, and (iii) payment of premiums for group health coverage during the 12-month period after termination of employment or we may elect to pay cash in lieu of such coverage in an amount equal to the after-tax cost of continuing such coverage if the coverage cannot be continued. If the executive is terminated on account of death or disability, the executive will receive a pro ration of his incentive pay that covers the fiscal year of his termination. In addition, for each of the executives, in the event the Company terminates his employment other than for cause, on account of the executive’s disability or death, or by the executive for good reason, all of the executive’s outstanding options, restricted shares and other equity rights will become fully vested and/or exercisable, as applicable, and all outstanding options and other equity rights that have an exercise period will remain exercisable for the shorter of (i) the remaining term of the option or equity right, or (ii)(A) for Douglas J. Donatelli and Nicholas R. Smith, five years from the effective date of such termination, or (B) for Barry H. Bass, James H. Dawson and Joel F. Bonder, three years from the effective date of such termination. To receive the severance, the executive must execute a release of claims. An executive’s incentive pay is the greater of (i) the maximum incentive bonus for which the executive was eligible during the period that includes the executive’s date of termination or (ii) the highest aggregate bonus or incentive payment paid to the executive during any of the three calendar years prior to the executive’s termination date.

In the event of a change in control, all outstanding options, restricted shares and other equity rights will become fully vested and exercisable for each executive officer. In the event of a change in control, Douglas J. Donatelli will be entitled to enhanced severance benefits irrespective of when his employment terminates if his employment terminates by the Company without cause or by him for good reason after the change in control. Nicholas R. Smith will be entitled to enhanced severance benefits if, within the two-year period after a change in control occurs, his employment is terminated without cause or he terminates on account of good reason. Barry H. Bass, James H. Dawson and Joel F. Bonder will be entitled to enhanced severance benefits if, within one year after a change in control occurs, their employment is terminated without cause or they terminate on account of good reason. In addition, Douglas J. Donatelli, Nicholas R. Smith, Barry H. Bass, James H. Dawson and Joel F. Bonder will be entitled to enhanced severance benefits if they are terminated prior to a change in control, if their employment terminates (i) within the six-month period prior to a change in control or (ii) after the commencement of the Company’s negotiations with a third party that ultimately results in a change in control, provided the change in control occurs within 12 months of the executive’s termination. Douglas J. Donatelli and Nicholas R. Smith will also be entitled to enhanced severance benefits if they resign for any reason during the one-month period that begins after the first anniversary of the change in control. The change in control severance benefits payable to Douglas J. Donatelli and Nicholas R. Smith are as follows: (i) lump sum severance payment equal to three times the executive’s base salary, (ii) lump sum severance payment equal to three times the executive’s incentive pay, (iii) a pro ration of the executive’s incentive pay for the fiscal year of his termination, (iv) all outstanding options and other equity rights with an exercise period will remain exercisable for the shorter of (A) the remaining term of the award, or (B) five years from the effective date of the termination following such change in control and (v) payment of premiums for group health coverage during the 36-month period after termination of employment or the Company may elect to pay cash in lieu of such coverage in an amount equal to the after-tax cost of continuing such coverage if the coverage cannot be continued. The change in control severance benefits payable to Barry H. Bass, James H. Dawson and Joel F. Bonder are as follows: (i) lump sum severance payment equal to two times the executive’s base salary, (ii) lump sum severance payment equal to two times the executive’s incentive pay, (iii) a pro ration of the executive’s incentive pay, (iv) all outstanding options and other equity rights with an exercise period will remain exercisable for the shorter of (A) the remaining term of the award, or (B) five years from the effective date of any termination following such change in control, and (v) payment of premiums for group health coverage during the 24-month period after termination of employment or the Company may elect to pay cash in lieu of such coverage in an amount equal to the after-tax cost of continuing such coverage if the coverage cannot be continued. To receive the enhanced severance, each executive must execute a release of claims. In general terms, a change of control occurs:

•	if a person, entity or affiliated group (with certain exceptions) acquires more than 50% of the Company’s then outstanding voting securities;

•	if we merge into another entity unless the holders of the Company’s voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

•	if we sell or dispose of all or substantially all of the Company’s assets;

•	if we are liquidated or dissolved; or

•	if after the effective date of the employment agreement, new trustees are subsequently elected to the Company’s Board and such trustees constitute a majority of the Company’s Board and have been members of the Company’s Board for less than two years (with certain exceptions).

If payments become due as a result of a change in control and the excise tax imposed by Internal Revenue Code Section 4999 applies, the terms of the employment agreements require the Company to gross up payments to the executive for the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.

If Douglas J. Donatelli’s and Nicholas R. Smith’s employment terminates for any reason or if a change in control occurs, the Company will indemnify each of them in connection with personal guarantees that they have jointly and severally provided in respect of certain indebtedness.

In connection with the employment agreements, each executive was required to execute a non-competition, confidentiality and non-solicitation agreement. This agreement provides that for the one-year period after termination of an executive’s employment for any reason, the executive will not compete with the Company by working with or investing in any business or enterprise which acquires, operates or develops industrial or flex properties within Delaware, Maryland, North Carolina, Pennsylvania, Virginia, Washington, D.C. and West Virginia. This agreement also provides that for the one-year period after termination of the executive’s employment for any reason the executive will not solicit any of the Company’s operating partnership’s principal customers, encourage any of the Company’s principal customers to reduce its patronage of the Company, or solicit or hire any of the Company’s employees.

The Company also entered into an employment agreement with Louis T. Donatelli as of October 23, 2003, with an initial three-year term. The employment agreement provided that Mr. Donatelli would receive an annual base salary of $130,000 and an annual non-competition payment of $50,000. On February 28, 2006, the Company entered into an agreement with Mr. Donatelli, whereby he became a non-employee Chairman of the Company, effective March 1, 2006. The agreement provides for the termination of Mr. Donatelli’s Employment Agreement and Non-Compete Agreement with the Company and his receipt of annual cash compensation on the same basis as the other non-employee members of our Board of Trustees. The Chairman will receive non-cash compensation equal to twice the number of shares of the Company’s common stock awarded annually to each non-employee trustee and he will continue to be eligible to participate in all Company benefit programs while serving as Chairman. See “Compensation of Trustees.”

Potential Payments Upon Termination or a Change in Control

The following tables represent the payments due to the named executive officers in the event termination or change in control payments would have been triggered under their employment agreements as of December 31, 2006. For further information on the terms of the employment agreements for the named executive officers, see “Executive Compensation — Employment Agreements” above and also the actual employment agreements, which are filed as exhibits to our Annual Report on Form 10-K.

Payments Due Upon Termination Without Cause or Resignation for Good Cause(1)

				Non-Equity
		Stock	Option	Incentive Plan	All Other
	Salary	Awards	Awards	Compensation	Compensation	Benefits	Total
Name	($)	($)	($)	($)	($)(4)	($)	($)

Doug Donatelli(2)	650,000	723,238	587,681	650,000	27,084	27,670	2,665,673
Barry Bass(3)	240,000	495,948	205,653	480,000	20,000	13,835	1,455,436
Nick Smith(2)	500,000	537,342	303,600	500,000	20,753	27,670	1,889,365
Skip Dawson(3)	240,000	495,948	205,653	480,000	20,000	13,835	1,455,436
Joel Bonder(3)	225,000	192,126	188,156	450,000	18,750	13,835	1,087,867

(1)	Pursuant to each executive’s employment agreement, cash amounts set forth under the “Salary” and “Non-Equity Incentive Plan Compensation” columns and premium payments for benefits are payable in 24 monthly installments in the case of Messrs. Donatelli and Smith and 12 monthly installments in the case of Messrs. Bass, Dawson and Bonder following termination. The value of all unvested restricted shares is based on the number of shares that would vest upon termination multiplied by $29.11, the closing price of our Common Shares on December 29, 2006.

(2)	Five years to exercise options after termination.

(3)	Three years to exercise options after termination.

(4)	The Company must provide at least thirty days written notice prior to termination without cause. Amounts in this column represent payments of salary during that period.

Payments Due Upon Termination Due to Disability(1)

				Non-Equity
		Stock	Option	Incentive Plan	All Other
	Salary	Awards	Awards	Compensation	Compensation	Benefits	Total
Name	($)	($)	($)	($)	($)	($)	($)

Doug Donatelli(2)	0	723,238	587,681	650,000	0	0	1,960,919
Barry Bass(3)	0	495,948	205,653	480,000	0	0	1,181,601
Nick Smith(2)	0	537,342	303,600	500,000	0	0	1,340,942
Skip Dawson(3)	0	495,948	205,653	480,000	0	0	1,181,601
Joel Bonder(3)	0	192,126	188,156	450,000	0	0	830,282

(1)	The value of all unvested restricted shares is based on the number of shares that would vest upon termination multiplied by $29.11, the closing price of our Common Shares on December 29, 2006.

(2)	Five years to exercise options after termination of employment.

(3)	Three years to exercise options after termination of employment.

Payments Due Upon Termination Due to Death(1)

				Non-Equity
				Incentive Plan	All Other
	Salary	Stock Awards	Option Awards	Compensation	Compensation	Benefits	Total
Name	($)	($)	($)	($)	($)	($)	($)

Doug Donatelli(2)	0	723,238	587,681	650,000	0	0	1,960,919
Barry Bass(2)	0	495,948	205,653	480,000	0	0	1,181,601
Nick Smith(2)	0	537,342	303,600	500,000	0	0	1,340,601
Skip Dawson(2)	0	495,948	205,653	480,000	0	0	1,181,601
Joel Bonder(2)	0	192,126	188,156	450,000	0	0	830,282

(1)	The value of all unvested restricted shares is based on the number of shares that would vest upon termination multiplied by $29.11, the closing price of our Common Shares on December 29, 2006.

(2)	Five years to exercise options after termination of employment.

Payments Due Upon Change In Control(1)

				Non-Equity	Non-Equity
				Incentive Plan	Incentive Plan			Cost of
		Stock	Option	Compensation-	Compensation-	All Other		280G
	Salary	Awards	Awards	Severance	Pro-Rata	Compensation	Benefits	Gross Up	Total
Name	($)	($)	($)	($)	($)	($)(3)	($)	($)(4)	($)

Doug Donatelli(2)	975,000	723,238	587,681	1,950,000	650,000	54,167	41,505	2,043,882	7,025,473
Barry Bass(2)	480,000	495,948	205,653	960,000	480,000	40,000	27,670	1,108,236	3,797,507
Nick Smith(2)	750,000	537,342	303,600	1,500,000	500,000	41,667	41,505	1,597,802	5,271,916
Skip Dawson(2)	480,000	495,948	205,653	960,000	480,000	40,000	27,670	1,050,063	3,739,334
Joel Bonder(2)	450,000	192,126	188,156	900,000	450,000	37,500	27,670	945,790	3,191,242

(1)	Pursuant to each executive’s employment agreement, cash amounts set forth under the “Salary” and “Non-Equity Incentive Plan Compensation” columns are payable in a lump-sum distribution following the change in control. The value of all unvested restricted shares is based on the number of shares that would vest upon termination multiplied by $29.11, the closing price of our Common Shares on December 29, 2006.

(2)	Five years to exercise options after change in control.

(3)	Upon a change of control, the Company must provide at least sixty days written notice prior to a termination without cause. Amounts in this column represent payments of salary during that period.

(4)	The following assumptions were made in calculating the amounts in this column: the Company’s fiscal year begins on January 1, 2006; the Company undergoes a change of control (“CIC”) on December 31, 2006 (the “CIC Date”); each of the named executive officer’s employment is terminated on the CIC Date for other than cause; the Company’s share price on the CIC Date is $29.11; it can be established that any stock options and restricted stock granted less than 12 months prior to the CIC Date were not contingent on a CIC; Incentive Pay, as defined in the executives’ employment agreements and the Company’s executive compensation program, is equal to 200% of base salary; and the following tax rates apply: excise tax rate of 20%, federal tax rate of 35%, Maryland state tax rate of 4.75% (plus 3.2% tax rate for Montgomery County residents), Virginia state tax rate of 5.75%, Washington, D.C. tax rate of 9.3% and a Medicare tax rate of 1.45%.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2006 with respect to compensation plans under which equity securities of the Company are authorized for issuance.

Number of Securities
	Number of Securities to	Weighted Average	Remaining Available
	Be Issued upon Exercise	Exercise Price of	for Future Issuance
	of Outstanding Options,	Outstanding Options,	under Equity
Plan Category	Warrants and Rights(1)	Warrants and Rights	Compensation Plans(2)

Equity compensation plans approved by security holders	798,132	$17.73	478,602
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total

(1)	There are no outstanding warrants or rights.

(2)	Amounts exclude any securities to be issued upon exercise of outstanding options.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Trustees is composed of Terry L. Stevens (Chairman), Richard B. Chess and R. Michael McCullough and operates under a written charter adopted by our Board of Trustees.

The Audit Committee oversees First Potomac Realty Trust’s financial reporting process on behalf of the Board of Trustees. Management has the primary responsibility for the financial statements and the reporting process including the internal controls over financial reporting. In this context, the Audit Committee has reviewed and discussed with management the audited financial statements in the annual report to shareholders, management’s report on internal control over financial reporting, the independent auditors’ attestation report on management’s assessment of the Company’s internal control over financial reporting, and the independent auditors’ evaluation of the Company’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

The Audit Committee also has discussed with KPMG LLP the matters required to be discussed by Statement of Auditing Standards 61, as modified or supplemented, including the overall scope and plan for their audit, the auditor’s judgment as to the quality, not just the acceptability, of the accounting principles, the consistency of their application and the clarity and completeness of the audited financial statements.

The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independent Standards Board Standard No. 1, as modified or supplemented, and has discussed with the independent auditors their independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees (and the Board of Trustees agreed) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission. The Audit Committee also appointed KPMG LLP as the Company’s auditors for the 2007 fiscal year.

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

AUDIT COMMITTEE
Terry L. Stevens, Chairman
Richard B. Chess
R. Michael McCullough

April 10, 2007

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Aggregate fees for professional services rendered for the Company as of and for the year ended 2006 and for the Company as of and for the year ended December 31, 2006, by KPMG LLP were:

Fee Type	2006	2005

Audit Fees	$602,650	$446,750
Audit-Related Fees	35,900	3,000
Tax Fees	0	0
All Other Fees	0	0

Total Fees	$638,550	$449,750

Audit fees include annual audit and limited quarterly review fees, audit of internal control over financial reporting fees, acquisition audits, comfort letters, consents, review of SEC filings, and fees for services that generally only the principal auditor can reasonably provide to the Company.

Approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services provided by the independent auditor.

The Audit Committee has appointed KPMG LLP, certified public accountants, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. A representative of KPMG LLP is expected to be present at the Annual Meeting and will be afforded an opportunity to make a statement and to respond to appropriate questions.

OTHER MATTERS

As of the date of this Proxy Statement, the Board does not know of any matters to be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting of Shareholders. If other proper matters, however, should come before the Annual Meeting or any adjournment thereof, the persons named on the enclosed proxy card intend to vote the shares represented by them in accordance with their best judgment in respect of any such matters.

ANNUAL REPORT

The Company’s 2006 Annual Report to Shareholders is being mailed to shareholders concurrently with this proxy statement and does not form part of the proxy solicitation material.

By order of the Board of Trustees,

Joel F. Bonder
Secretary

April 10, 2007
Bethesda, Maryland

EXHIBIT A

AMENDMENT NO. 2
TO
FIRST POTOMAC REALTY TRUST
2003 EQUITY COMPENSATION PLAN
(proposed amendment approved by the Board of Trustees on March 14, 2007)

WHEREAS, the Board believes that the availability of Stock Award incentives under the Plan is important to the Company’s ability to attract and retain highly qualified, experienced employees and to further align such employees’ interests with those of the Company’s shareholders;

WHEREAS, the Board wishes to amend the Plan (the “Second Amendment”) in order to reflect the Board’s preference for Share Awards in order to provide appropriate incentives to present and future employees; and

NOW, THEREFORE, the Plan is amended as follows:

1.	Section 3(a) of the Plan is hereby deleted in its entirety and replaced in its stead with the following new Section 3(a) in order to increase the percentage of stock awards authorized under the Plan from 18.2% to 35.0%:

“3. Shares Subject to the Plan

(a) Shares Authorized.  Subject to adjustment as described below, the aggregate number of common shares of beneficial interest, $0.001 par value, of the Trust (“Common Shares”) that may be issued or transferred under the Plan is 1,560,800 Common Shares; provided, however, that no more than 35.0% of the Common Shares shall be available for issuance as Share Awards. The maximum aggregate number of Common Shares that shall be subject to Grants made under the Plan to any individual during any calendar year shall be 400,000 Common Shares, subject to adjustment as described below. The Common Shares may be authorized but unissued Common Shares or reacquired Common Shares, including Common Shares purchased by the Trust on the open market for purposes of the Plan. If and to the extent Options or SARs granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised or if any Share Awards, Performance Units or Equity Awards (including restricted Share Awards received upon the exercise of Options) are forfeited, the Common Shares subject to such Grants shall again be available for purposes of the Plan.”

2. Except to the extent hereby amended, the Plan remains unchanged and shall continue in full force and effect.

3.	The effective date of this Amendment is May , 2007.

EXHIBIT B

AUDIT COMMITTEE CHARTER

February 18, 2004

The following shall constitute the Audit Committee Charter (the “Charter”) of the board of trustees (the “Board”) of First Potomac Realty Trust (the “Company”):

Organization

There shall be constituted a standing committee of the Board to be known as the audit committee (the “Audit Committee”).

Composition and Selection

The Audit Committee shall be comprised of three or more trustees, each of whom shall meet the independence, financial literacy and similar requirements of all applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange as then in effect.

All members of the Audit Committee shall be financially literate; as such term is interpreted by the Board in its business judgment in compliance with the applicable rules of the SEC and the New York Stock Exchange. At least one member of the Audit Committee shall have accounting or related financial management expertise in compliance with the applicable rules of the New York Stock Exchange.

No member of the Audit Committee may serve on the audit committees of more than three public companies. If an audit committee member simultaneously serves on the audit committee of more than three public companies, the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee and disclose such determination in the Company’s annual proxy statement.

The members of the Audit Committee shall be appointed by the Board annually on the recommendation of the Nominating and Corporate Governance Committee, and may be removed by the Board. The members of the Audit Committee shall serve until their successors are duly elected and qualified. Unless a Chairman is elected by the full Board, the members of the Audit Committee shall designate a Chairman by majority vote of the full Audit Committee.

The duties and responsibilities of Audit Committee members contained herein shall be in addition to those duties otherwise required for members of the Board.

Statement of Purpose

The primary function of the Audit Committee shall be to assist the Board in discharging its oversight responsibilities relating to the accounting, reporting and financial practices of the Company and its subsidiaries by monitoring (1) these practices, generally; (2) the integrity of the financial statements and other financial information provided by the Company to its shareholders, any governmental body or the public; (3) the Company’s compliance with legal and regulatory requirements; (4) the independent auditor’s qualifications and independence; and (5) the performance of the Company’s independent auditors and internal audit functions and the integrity of the systems of internal controls regarding finance and accounting that management and the Board have established.

The Audit Committee shall prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

Committee Objectives

The Audit Committee’s primary objectives include providing an independent, direct and open avenue of communication among the Company’s independent accountants, management, internal auditors, and the Board; serving as an independent and objective party to review the Company’s financial reporting processes and internal control systems; overseeing with management the reliability and integrity of the Company’s accounting policies and financial reporting and disclosure practices; reviewing and considering the work of the Company’s independent accountants and internal auditors; reviewing the adequacy of the internal audit function’s staffing and the qualifications of its personnel; and reviewing whether available technology is being used to maximize the efficiency and effectiveness of the internal audit function.

Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint, retain, compensate, evaluate and replace the independent auditor (subject, if applicable, to shareholder ratification) and shall approve all audit engagement fees and terms and all permissible non-audit engagements with the independent auditor. The independent auditor shall be accountable to the Board through the Audit Committee. The Audit Committee shall consult with management but shall not delegate these responsibilities.

The Audit Committee may form subcommittees and delegate authority to subcommittees when appropriate.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, accounting or other consultants to advise the Committee. The Committee may also, to the extent it deems necessary or appropriate, meet with the Company’s investment bankers or financial analysts who follow the Company. The Audit Committee shall have the authority to conduct or authorize investigations into any matters within its scope of responsibilities and shall have the authority to retain outside advisors to assist the Committee in the conduct of any investigation. The Audit Committee shall have the authority to determine, and to receive from the Company, the appropriate compensation to be paid to any special legal, accounting or other consultant retained by the Audit Committee.

The Audit Committee shall make regular reports to the Board, and shall review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit function. The Audit Committee shall review and reassess the adequacy of this Charter, at least annually, and shall recommend any proposed changes to the Board for approval. The Audit Committee shall annually review its own performance.

The Audit Committee shall:

Financial Statement and Disclosure Matters

Review and discuss with management and the independent auditor accounting policies and financial reporting issues and judgments that may be viewed as critical; review and discuss analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; review any significant changes in the Company’s accounting and auditing policies; review and discuss any accounting and financial reporting proposals that may have a significant impact on the Company’s financial reports; review and discuss major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies;

Review and discuss with management and the independent auditor the annual audited financial statements, including, when applicable, disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K, when applicable;

Review and discuss with management and the independent auditor the Company’s quarterly financial statements, including the results of the independent auditor’s reviews of the quarterly financial statements, prior to the filing of its Form l0-Q, when applicable;

Review and discuss with management and the independent auditor: (a) any material financial or non-financial arrangements of the Company which do not appear on the financial statements of the Company; and (b) any transactions or courses of dealing with parties related to the Company which transactions are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties and which are relevant to an understanding of the Company’s financial statements;

Review and discuss with management earnings press releases, as well as financial information and earnings guidance given to analysts and ratings agencies, giving attention to any use of “pro forma” or “adjusted” non-GAAP financial measures or information;

Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies; and

Discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the Company’s financial statements.

Oversight of the Company’s Relationship with the Independent Auditor

(1) Obtain and review a formal written report by the independent auditor, at least annually, which report shall include descriptions of: (a) the independent auditor’s internal quality-control procedures; (b) any material issues raised by the most recent internal quality control review, or peer review, or by any inquiry or investigation by governmental or professional authorities in the preceding five years respecting one or more independent audits carried out by the firm or its predecessors; (c) any steps taken to deal with such issues; (d) all relationships between the independent auditor and the Company; and (e) any other relationships that may adversely affect the independence of the auditor. The Audit Committee should assess the independence of the independent auditor, including that of the independent auditor’s lead partner, based on a review of the written report and recommend to the Board that it take appropriate action in response to the report to satisfy the independence requirements;

Evaluate the qualifications, experience, performance and independence of the senior members of the independent auditor team, including that of the independent auditor’s lead partner, taking into consideration the opinions of management and the internal auditors; and present its conclusions with respect to such evaluations to the full Board;

Set clear Company hiring policies for employees or former employees of the independent auditors;

Discuss with the independent auditor its ultimate accountability to the Board through the Audit Committee;

Establish policies and procedures for the engagement of the independent auditor to provide permissible non-audit services; consider whether the independent auditor’s performance of information technology and other non-audit services is compatible with the auditor’s independence;

Consider whether there should be a regular rotation of the lead audit partner, or the independent auditing firm itself in order to assure continuing independence of the independent auditor; and

Oversight of Audit Process

(1) Establish regular and separate systems of reporting to the Audit Committee by the Company’s management, the independent auditor and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements, and the view of each as to the appropriateness of such judgments;

Review and discuss with the independent auditor the audit planning and procedures, including the scope, fees, staffing and timing of the audit; review and discuss the results of the audit exam and management letters, and any reports of the independent auditor with respect to the interim period;

Review with the Company’s internal auditors and the independent auditor the coordination of their audit efforts to assure completeness of coverage, reduction of redundant efforts and effective use of audit resources;

Review separately with the Company’s management, the independent auditor and the internal auditing function, following completion of the audit, the nature and extent of any significant changes in accounting principles or the application thereof;

Review separately with the Company’s management, the independent auditor and the internal auditors, following completion of the Company’s annual audit, any significant difficulties encountered during the course of the audit, including: (a) difficulties with management’s response; (b) any restrictions on the scope of work or access to required information; and (c) any other matters required to be brought to the attention of the Audit Committee by the outside auditors under applicable auditing standards (e.g., SAS 61 and Independent Standards Board No. 1);

Review any significant disagreement among the Company’s management and its independent auditor or the internal auditors in connection with the preparation of the Company’s financial statements;

Review any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial, or otherwise); review any “management” or “internal control” letters issued, or proposed to be issued, by the audit firm to the Company; and

Review with the Company’s independent auditor, the internal auditors and management the extent to which changes or improvements in financial or accounting practices and standards, as approved by the Audit Committee, have been implemented, with such review to be conducted at an appropriate amount of time subsequent to implementation of any changes or improvements thereto, as decided by the Audit Committee in its discretion.

Oversight of the Company’s Internal Audit Function

(1) Review the appointment, replacement, reassignment or dismissal of the Company’s internal auditors, it being understood that the Company shall have the option to either hire an internal auditor as an employee of the Company or choose to outsource the internal auditing function to a third party that is not also the Company’s independent auditor;

Review the regular internal reports to management prepared by the internal auditors and management’s responses; and

Discuss with the independent auditor the internal auditor’s responsibilities, budget and staffing, and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

(1) Review and discuss the annual internal control report of management and the independent auditor’s report on, and attestation of, management’s evaluation of internal controls and procedures for financial reporting, when those reports are required by SEC rules.

(2) Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies;

(3) Review any material pending legal proceedings involving the Company and other contingent liabilities; discuss with the Company’s counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies; and

(4) Receive, retain and resolve complaints the Company may receive from employees on a confidential, anonymous basis and others regarding accounting, internal accounting controls and auditing matters. The Company has established procedures for handling such complaints, which are set forth in Section VI.

Ethical and Legal Compliance

(1) Review with the Company’s counsel legal compliance matters, including corporate securities trading policies;

Review the procedures established by the Company that monitor the Company’s compliance with its loan and indenture covenants and restrictions; and

Perform any other activities consistent with this Charter, the Company’s Declaration of Trust or By-laws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

Process for Handling Complaints about Accounting Matters

As part of the Board of Trustee’s procedure for receiving and handling complaints or concerns about the Company’s conduct, the Audit Committee has established the following procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Company has established a procedure to permit anonymous complaints regarding accounting, internal accounting controls or auditing matters to be sent to the chair of the Audit Committee.

All complaints will be tracked on a separate Board of Trustees’ docket, but handled by the Company’s finance and legal staff in the normal manner, except as the Audit Committee may request.

The status of the specially docketed complaints will be reported on a quarterly basis to the chair of the Audit Committee and, if they so direct, to the Audit Committee or the full Board of Trustees.

The Audit Committee chair may request special treatment, including the retention of outside counsel or other advisors, for any complaint addressed to it.

Meetings

The Audit Committee shall meet separately, as often as may be deemed necessary or appropriate in its judgment, but at least four times per calendar year, with the Company’s management, internal auditors and independent auditors, which shall include a review of the Company’s financial statements. Except in extraordinary circumstances as determined by the Committee Chairman, notice shall be delivered to all Committee members at least forty-eight hours in advance of the meeting date. Any action required or permitted to be taken at a meeting of the Committee may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the members of the Committee. Such written consent shall have the same force and effect as a unanimous vote of the Committee.

Following each meeting, the Audit Committee shall report to the Board at the next regularly scheduled Board meeting, or sooner, as circumstances may dictate.

In addition, the Audit Committee shall meet quarterly in person or by telephone in executive session with the Company’s independent accountants.

A majority of the members of the Audit Committee shall constitute a quorum.

Limitation of Audit Committee’s Role

The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and disclosure controls and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations and required in connection with certifications that must be delivered by the Company’s CEO and CFO under the SEC’s rules implementing Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. The independent auditors are responsible for planning and carrying out a proper audit and reviews, including reviews of the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing, including in respect of auditor independence. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures, and each member of the Audit Committee shall be entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by: (i) an officer or employee of the Company whom the trustee reasonably believes to be reliable and competent in the matters presented, (ii) a lawyer, certified public accountant, or other person, as to a matter which the trustee reasonably believes to be within the person’s professional or expert competence; or (iii) a committee of the Board on which the trustee does not serve, as to a matter within its designated authority, if the trustee reasonably believes the committee to merit confidence.

Consistency with Declaration of Trust

To the extent that any provision or section of this Charter may be inconsistent with any article, provision or section of the Declaration of Trust or the Bylaws of the Company, the Declaration of Trust or the Bylaws, as appropriate, shall fully control.

Certification

This Audit Committee Charter was duly approved and adopted by the Board of the Company on the 18th day of February, 2004.

ANNUAL MEETING OF SHAREHOLDERS OF

FIRST POTOMAC REALTY TRUST

May 22, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

ê Please detach along perforated line and mail in the envelope provided.ê

THE BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” THE ELECTION OF TRUSTEES AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			FOR	AGAINST	ABSTAIN
(1) Election of Trustees	(2)	To approve an amendment to increase the percentage of stock awards that may be issued under the Company’s 2003 Equity Compensation Plan.	☐	☐	☐

	(3)	In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting.

☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: m Robert H. Arnold m Richard B. Chess m Douglas J. Donatelli m Louis T. Donatelli m J. Roderick Heller, III m R. Michael McCullough m Allan G. Merten m Terry L. Stevens	This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the election of all nominees for trustee and “FOR” proposal 2.

	PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY

FIRST POTOMAC REALTY TRUST
7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

     The undersigned hereby appoints Barry H. Bass as proxy with the power to appoint such person’s substitute, and hereby authorizes him to vote, as designated on the reverse side, all the shares of beneficial interest of First Potomac Realty Trust held of record by the undersigned on March 12, 2007, at the annual meeting of shareholders to be held on May 22, 2007 and any adjournment thereof.

(Please date and SIGN on the reverse side)